As filed with the Securities and Exchange Commission on January 5, 2018

Registration No. 333-198828

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIVA ENTERTAINMENT GROUP INC.

(F/K/A Black River Petroleum Corp.)

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

1311

(Primary Standard Industrial Classification Code Number)

98-0642409 (IRS Employer Identification No.)

143-41 84th Drive, Briarwood, New York 11435 (347) 681-1668

 (Address and telephone number of registrant’s principal executive offices)

VCORP SERVICES, LLC

1645 Village Center Circle, STE 170, Las Vegas, NV. 89134 (888) 528-2677

(Name, address and telephone number of agent for service)

Copies of all communications to:

Chonillo Law Group, LLC

2525 Ponce de Leon Blvd, STE 300, Coral Gables, FL. 33134 (786) 441-5234

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration fee (1)

Common Stock (3)	1,353,982,316	$0.00185	$5,000,000	$622.50

_________________

(1)	Registration Fee has been paid via Fedwire.
(2)	Offering price computed in accordance with Rule 457(c).
(3)	Represents shares issuable to Ignition Capital, LLC of Tampa, Florida under an Investment Agreement.

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased or decreased, as applicable, to cover the shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  The Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is January 5, 2018

Prospectus

VIVA ENTERTAINMENT GROUP INC.

(F/K/A Black River Petroleum Corp.)

Common Stock

This prospectus may be used only in connection with sales of shares of our common stock by Ignition Capital, LLC, of Tampa, Florida ("Ignition"). Ignition will sell shares of common stock purchased from us under an Investment Agreement. In connection with the sale of these shares, Ignition will be an “underwriter” as that term is defined in the Securities Act of 1933.

The number of shares to be sold by Ignition in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement. See the section of this prospectus captioned “Investment Agreement” for more information.

Our common stock is quoted on the over-the-counter market under the symbol "OTTV". On December 29, 2017 the closing price for one share of our common stock was $0.0017.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 3 of this prospectus before making a decision to purchase our stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

BEFORE INVESTING, YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND, PARTICULARLY, THE RISK FACTORS SECTION, BEGINNING ON PAGE 07.

Neither the U.S. Securities and Exchange Commission nor any state securities division has approved or disapproved these securities, or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

VIVA ENTERTAINMENT GROUP, INC.

SUMMARY OF PROSPECTUS

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes included elsewhere in this prospectus or any accompanying prospectus supplement before making an investment decision. In this prospectus, unless the context otherwise denotes, references to “we,” “us,” “our,” the “Company”, “Viva Entertainment Group, Inc.”, and “Viva Entertainment Group” refer to Viva Entertainment Group, Inc.

General Information about Our Company

The Company was incorporated on October 26, 2009 in the State of Nevada. The Company originally engaged in the development of a website and also the design and development of a catalogue to sell over the counter and prescription medications, and supplements. In 2012, the Company undertook a change in focus to the natural resources sector where it was engaged in the acquisition and exploration of base metals and mineral mining properties.

On April 5, 2016, the Company completed the purchase of Viva Entertainment Group, Inc. (“Viva Entertainment”), a Delaware corporation, from EMS Find, Inc. (“EMS”) pursuant to a stock purchase agreement. Viva Entertainment’s Chief Executive Officer, Johnny Falcones, was appointed as the Company’s sole director, President and Chief Executive Officer to manage the development and marketing of Viva Entertainment’s over the top (IPTV/OTT) application for connected TV’s, desktop computers, tablets, and smart phones.

Pursuant to the stock purchase agreement, the Company and EMS agreed to transfer control of Viva Entertainment to the Company through the purchase of all outstanding shares of stock of Viva Entertainment by the Company in exchange for the issuance to EMS of a 10% promissory note in the principal amount of $100,000, due six months from the Closing (the “EMS Note”), and the issuance of 22,000,000 shares of common stock to Johnny Falcones. For accounting purposes, the transaction was treated as a reverse merger since the acquired entity now forms the basis for operations and the transaction resulted in a change in control, with the acquired company electing to become the successor issuer for reporting purposes. The accompanying financial statements have been prepared to reflect the assets, liabilities and operations of Viva Entertainment Group, Inc. exclusive of Black River Petroleum since all predecessor operations were discontinued. As part of the transaction, stock payable and amounts due to former officers were forgiven, with the balances recorded as Contributed Capital. For equity purposes, additional paid-in capital and retained deficit shown are those of Viva, exclusive of Black River Petroleum. Viva had no operations prior to the quarter ended April 30, 2016.

In management’s opinion, all adjustments necessary for a fair statement of the results for the presented periods have been made.  All adjustments made were of a normal recurring nature.

Viva Entertainment Group Inc. (the “Company”) develops and markets Viva Entertainment’s over the top (IPTV/OTT) application for connected TV’s, desktop computers, tablets, and smart phones. The Company is based in Briarwood, New York.

(1)

The Offering

Following is a brief summary of this offering.  Please see the “Plan of Distribution” section for a more detailed description of the terms of the offering.

In order to provide a possible source of funding for our operations, we have entered into an Investment Agreement with Ignition Capital, LLC of Tampa, Florida

Under the Investment Agreement, Ignition has agreed to provide us with up to $5,000,000 of funding during the period ending on the date which is two years after the date of this prospectus. During this period, we may sell shares of our common stock to Ignition, and Ignition will be obligated to purchase the shares. These shares may be offered for sale from time to time by means of this prospectus by or for the account of Ignition.

The minimum amount we can raise at any one time is $25,000, and the maximum amount we can raise at any one time is $250,000. We are under no obligation to sell any shares under the Investment Agreement.

As of December 21, 2017, we had 4,376,418,183 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued pursuant to the Investment Agreement or upon the exercise and/or conversion of options, warrants or convertible notes.

We will not receive any proceeds from the sale of the shares by Ignition. However, we will receive proceeds from any sale of common stock to Ignition under the Investment Agreement. We expect to use substantially all the net proceeds for our operations.

Risk Factors:

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include our history of loss and need for additional capital. See the "Risk Factors" section of this prospectus for additional Risk Factors.

Trading Symbol:               OTTV

(2)

FORWARD LOOKING STATEMENTS

This Prospectus contains projections and statements relating to the Company that constitute “forward-looking statements.”  These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “intends,” “believes,” “anticipates,” “expects,” “estimates,” “may,” “will,” “might,” “outlook,” “could,” “would,” “pursue,” “target,” “project,” “plan,” “seek,” “should,” “assume,” or similar terms or the negatives thereof.  Such statements speak only as of the date of such statement, and the Company undertakes no ongoing obligation to update such statements.  These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, and its respective director, officer or advisors with respect to, among other things:

•	trends affecting the Company’s financial condition, results of operations or future prospects

•	the Company’s business and growth strategies

•	the Company’s financing plans and forecasts

•	the factors that we expect to contribute to our success and the Company’s ability to be successful in the future

•	the Company’s business model and strategy for realizing positive results when sales begin

•	competition, including the Company’s ability to respond to such competition and its expectations regarding continued competition in the market in which the Company competes;

•	Expenses

•	the Company’s expectations with respect to continued disruptions in the global capital markets and reduced levels of user spending and the impact of these trends on its financial results

•	the Company’s ability to meet its projected operating expenditures and the costs associated with development of new projects

•	the Company’s ability to pay dividends or to pay any specific rate of dividends, if declared

•	the impact of new accounting pronouncements on its financial statements

•	that the Company’s cash flows from operating activities will be sufficient to meet its projected operating expenditures for the next twelve months

•	the Company’s market risk exposure and efforts to minimize risk

•	development opportunities and its ability to successfully take advantage of such opportunities

•	regulations, including anticipated taxes, tax credits or tax refunds expected

•	the outcome of various tax audits and assessments, including appeals thereof, timing of resolution of such audits, the Company’s estimates as to the amount of taxes that will ultimately be owed and the impact of these audits on the Company’s financial statements

•	the Company’s overall outlook including all statements under Management’s Discussion and Analysis or Plan of Operation

•	that estimates and assumptions made in the preparation of financial statements in conformity with US GAAP may differ from actual results and

•	expectations, plans, beliefs, hopes or intentions regarding the future.

(3)

Potential investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that, should conditions change or should any one or more of the risks or uncertainties materialize or should any of the underlying assumptions of the Company prove incorrect, actual results may differ materially from those projected in the forward-looking statements as a result of various factors, some of which are unknown.  The factors that could adversely affect the actual results and performance of the Company include, without limitation:

•	the Company’s inability to raise additional funds to support operations if required

•	the Company’s inability to effectively manage its growth

•	the Company’s inability to achieve greater and broader market acceptance in existing and new market segments

•	the Company’s inability to successfully compete against existing and future competitors

•	the effects of intense competition that exists in our industry

•	the economic downturn and its effect on user spending

•	the risk that negative industry or economic trends, reduced estimates of future cash flows, disruptions to our business or lack of growth in our business, may result in significant write-downs or impairments in future periods

•	the effects of events adversely impacting the economy or the effects of the current economic recession, war, terrorist or similar activity or disasters

•	financial community perceptions of our Company and the effect of economic, credit and capital market conditions on the economy and

•	other factors described elsewhere in this Prospectus, or other reasons.

Potential investors are urged to carefully consider such factors.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements and the “Risk Factors” described herein.

(4)

RISK FACTORS

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature. You should carefully consider the risk factors listed below, together with the information contained in this prospectus, any reports we file with the SEC and the documents referred to herein.  Following are what is believed are all of the material risks involved if one decides to purchase shares in this offering.

RISKS ASSOCIATED WITH OUR COMPANY:

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

Our net loss for the three and nine months ended July 31, 2017 was $4,822,960 and $15,448,897, respectively, compared to net losses of $1,993,665 and $3,127,542 for the three and nine months ended July 31, 2016.. Because we are yet to attain profitable operations, in their report on our financial statements for the period ended July 31, 2017, our independent auditors included an explanatory paragraph regarding their substantial doubt about our ability to continue as a going concern.  We will continue to experience net operating losses in the foreseeable future.  Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loan from various financial institutions where possible.  Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.  Our financial statements contain additional note disclosures describing the management’s assessment of our ability to continue as a going concern.

The Company cannot guarantee that it will continue to generate revenues which could result in a total loss of your investment if it is unsuccessful in its business plans.

While the Company has generated revenues during its history, which are reported in the financial statements included in this Prospectus, there can be no assurance that it will continue to generate revenues or that revenues will be sufficient to maintain its business.  As a result, one could lose all of one’s investment if the Company is not successful in its proposed business plans.

Since the Company has shown a net loss since inception, an investment in the shares offered herein is highly risky and could result in a complete loss of your investment if the company is unsuccessful in its business plans.

Based upon current plans, the Company expects to incur operating losses in future periods as it incurs significant expenses associated with the growth of its business and the research and development of its photo and video subscriptions.  Further, there is no guarantee that it will be successful in realizing future revenues or in achieving or sustaining positive cash flow at any time in the future.  Any such failure could result in the possible closure of its business or force the company to seek additional capital through loans or additional sales of its equity securities to continue business operations, which would dilute the value of any shares you purchase in this offering.

The Company’s Chief Executive Officer/Director will continue to exercise significant control over our operations, which means as a minority stockholder, you would have no control over certain matters requiring stockholder approval that could affect your ability to ever resell any shares you purchase in this offering.  If you are not able to resell any shares that you purchase in this offering, it may result in the loss of your investment.

Prior to this offering, our Chief Executive Officer/Director owns 101,629,371 shares of common stock, 2% of   the outstanding shares. Additionally, Mr. Falcones owns 75 million shares of preferred stock with a special or super voting right where Mr. Falcones’ one share of preferred stock, that cannot be converted into common stock, vote equals 100 shares voting rights of common stock, equal to voting  majority control of 92% of all equity outstanding  . In addition, our Chief Executive Officer will continue to hold a controlling ownership interest even if all of the offering shares are sold.   Moreover, if all of the shares are sold, and all of the shares underlying the promissory notes are issued, our Chief Executive Officer/Director will continue to hold a controlling interest. Accordingly, our director will continue to have a majority voting control in determining the outcome of all corporate transactions, including the election of directors, approval of significant corporate transactions, changes in control of the Company or other matters that could affect your ability to ever resell your Shares.

Growth and development of operations will depend on the acceptance of the Company’s proposed business.  If the Company’s subscriptions are not deemed desirable and suitable for purchase and it cannot establish a customer base, it may not be able to generate future revenues, which would result in a failure of the business and a loss of any investment one makes in the shares.

The acceptance of the Company’s subscriptions by its customers is critically important to its success. The Company cannot be certain that the subscriptionssubscription that it offers will be appealing and as a result there may not be any demand for these subscriptionssubscription and its sales could be limited and it may never realize significant revenues. At this time, we are attempting to sell our subscriptions subscriptionto private subscribers and other general customers. There is no guarantee that interest in our subscription software and services in these industries will develop and this could adversely affect our business and revenues.

(5)

If demand for the subscriptions the Company plans to offer slows, then its business would be materially affected, which could result in the loss of your entire investment.

Demand for subscriptions which it intends to sell depends on many factors, including:

•	the number of customers the Company is able to attract and retain over time.

•	the economy, and in periods of rapidly declining economic conditions, customers may defer subscriptions such as ours in order to pay secured debts or debts that must be paid in order to remain solvent.

•	the ability to anticipate changes in user preferences and to meet customers’ needs in a timely cost effective manner.

All of these factors could result in immediate and longer term declines in the demand for the subscriptions it plans to offer, which could adversely affect its sales, cash flows and overall financial condition.  An investor could lose his or her entire investment as a result.

Limited management resources; the Company will be dependent on key executives; the loss of the services of the current officers and directors could severely impact the Company business operations and future development, which could result in an inability to generate revenues and one’s ability to ever sell any Shares one purchases in this Offering.

The Company is currently relying on a key individual to implement its business and operations and, in particular, the professional expertise and services of Mr. Johnny Falcones, its Chief Executive Officer and director. The Company may not have sufficient managerial resources to successfully manage the increased business activity envisioned by its business strategy.  In addition, the Company’s future success depends in large part on the continued service of Mr. Falcones.   If Mr. Falcones chose not to serve or if he is unable to perform his duties, and the Company is unable to retain a replacement qualified individual or individuals, this could have an adverse effect on Company business operations, financial condition and operating results if it is unable to replace him with other individuals qualified to develop and market its business.  The loss of the services of Mr. Falcones, if the Company is unable to retain a replacement qualified individual or individuals, could result in an inability to generate revenues, which could result in a reduction of the value of any Shares you purchase in this Offering as well as the complete loss of your investment.

The Company’s industry requires attracting and retaining talented employees, and the inability to retain such talented employees could result in the loss of your investment.

Success in the OTT video industry does and will continue to require the acquisition and retention of highly talented and experienced individuals.  Due to the growth in the market segment targeted, such individuals and the talent and experience they possess is in high demand.  There is no guarantee that we will be able to attract and maintain access to such individuals.  If we fail to attract, train, motivate and retain talented personnel, our business, financial condition, and operating results may be materially and adversely impacted, which could result in the loss of your entire investment.

Speculative nature of our business could result in unpredictable results and a loss of your investment.

The OTT Video industry is extremely competitive and the commercial success of any subscription is often dependent on factors beyond our control, including but not limited to market acceptance and the quality of the subscriptions we plan to sell.  We may experience substantial cost overruns in obtaining and marketing our subscriptions, and may not have sufficient capital to successfully develop a competitive market share.  We may also incur uninsured losses for liabilities which arise in the ordinary course of business, or which are unforeseen, including but not limited to trademark infringement, subscription liability for ineffective or defective subscriptions, and employment liability.

(6)

Competition that the Company faces is varied and strong.

The Company’s subscriptions and industry as a whole are subject to extreme competition.  There is no guarantee that we can develop or sustain a market position or expand our business.  We anticipate that the intensity of competition in the future will increase.

We compete with a number of entities in providing subscriptions to our customers.  Such competitor entities include: Chromecast, Apple TV, and Roku. Many of our current and potential competitors are well established and have longer operating histories, significantly greater financial and operational resources, and name recognition than we have.  As a result, these competitors may have greater credibility with both existing and potential customers.  They also may be able to offer more subscriptions and more aggressively promote and sell their subscriptions.  Our competitors may also be able to support more aggressive pricing than we will be able to, which could adversely affect sales, cause us to decrease our prices to remain competitive, or otherwise reduce the overall gross profit earned on our subscriptions.

Dependence on general economic conditions.

The success of the Company depends, to a large extent, on certain economic factors that are beyond its control.  Factors such as general economic conditions, levels of unemployment, interest rates, tax rates at all levels of government, competition, funding for police, fire departments and medical facilities that may purchase our subscriptions, the housing market and the success of the real estate industry, and other factors beyond the Company’s control may have an adverse effect on the Company’s ability to sell its subscriptions and to collect sums due and owing to it.

Changes in user preferences and discretionary spending may have a material adverse effect on our revenue, results of operations and financial condition.

Our success depends, in part, upon the popularity of our subscriptions and our ability to develop our subscriptions in a way that appeal to users.  Shifts in user preferences away from our subscriptions, our inability to develop effective photo and video hardware and software subscriptions that appeal to users, or changes in our subscriptions that eliminate items popular with some users could harm our business.  Also, our success depends to a significant extent on discretionary user spending, which is influenced by general economic conditions and the availability of discretionary income.  Accordingly, we may experience an inability to generate revenue during economic downturns or during periods of uncertainty, where users may decide to purchase OTT video subscriptions that are cheaper or to forego purchasing any type of OTT video subscriptions, due to a lack of available capital.  Any material decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

The Company may not be able to successfully implement its business strategy, which could adversely affect its business, financial condition, results of operations and cash flows.  If the Company cannot successfully implement its business strategy, it could result in the loss of your investment.

Successful implementation of its business strategy depends on factors specific to the OTT Video industry, and the state of the financial industry and numerous other factors that may be beyond its control.  Adverse changes in the following factors could undermine our business strategy and have a material adverse effect on its business, its financial condition, and results of operations and cash flow:

•	The competitive environment in the OTT Video industry may force us to reduce prices below the optimal pricing level;

•	Its ability to anticipate changes in user preferences and to meet customers’ needs for our subscriptions in a timely cost-effective manner; and

•	Its ability to establish, maintain and eventually grow market share in a competitive environment.

Failure of third-party distributors upon which we rely could adversely affect our business and result in the loss of your investment.

The Company relies heavily on third party distributors for the sale of our subscriptions to retailers, both nationally and internationally.  The loss of a significant distributor could have a material adverse effect on the Company’s business, financial condition and results of operations.  The Company’s distributors may also provide distribution services to competing brands, as well as larger, national or international brands, and may be to varying degrees influenced by their continued business relationships with other software companies.  The Company’s independent distributors may be influenced by a large competitor if they rely on that competitor for a significant portion of their sales.  While we believe that the relationships between the Company and its distributors are generally good, many of these relationships are relatively new and untested and there can be no assurance that the Company’s distributors will continue to effectively market and distribute the Company’s subscriptions.  The loss of any distributor or the inability to replace a poorly performing distributor in a timely fashion could have a material adverse effect on the business, financial condition and results of operations of the Company.  Furthermore, no assurance can be given that the Company will successfully attract new distributors as they increase their presence in their existing markets or expand into new markets.

(7)

We lack sales and marketing capabilities and depend on third parties to market our subscriptions.

We currently have 7 individuals, including our officers and directors, dedicated to sales and marketing of our subscriptions and therefore we may be forced to rely heavily upon a third party sales force to market and sell our subscriptions.  These third parties may not be able to market our subscriptions successfully or may not devote the time and resources to marketing our subscriptions that we require.   If we choose to develop our own sales and marketing capabilities, we will need to build a marketing and sales force with technical expertise related to OTT, which will require a substantial amount of management and financial resources that may not be available.  If we or a third party are not able to adequately sell our planned subscriptions, our business will be materially harmed.

National and International Taxation.

The sale of software subscriptions is taxed at the federal, state and local levels, as well as at the international level.  The Company’s operations may be subject to more restrictive regulations and increased taxation by international, federal, state and local governmental agencies than are those of hardware and software related businesses.  In such event, we have to raise prices on our subscriptions in order to maintain profit margins.  The effect of such an increase could negatively impact our sales or profitability.

Litigation and publicity concerning subscription quality, health and other issues, which can result in liabilities and also cause customers to avoid our subscriptions, could adversely affect our results of operations, business and financial condition.

The OTT Video businesses can be adversely affected by litigation and complaints from customers or government authorities resulting from subscription defects.  Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from buying our subscriptions. We could also incur significant liabilities, if a lawsuit or claim results in a decision against us, or litigation costs, regardless of the result.  Further, any litigation may cause our key employees to expend resources and time normally devoted to the operations of our business.

The market price of our common stock may decline due to the Investment Agreement.

An unknown number of shares of common stock, which may be sold by means of this prospectus, are issuable under an Investment Agreement to Ignition Capital, LLC of Tampa, Florida. As we sell shares of our common stock to Ignition under the Investment Agreement, and Ignition sells the common stock to third parties, the price of our common stock may decrease due to the additional shares in the market. The more shares that are issued under the Investment Agreement, the more our then outstanding shares will be diluted and the more our stock price may decrease. Any decline in the price of our common stock may encourage short sales, which could place further downward pressure on the price of our common stock. Short selling is a practice of selling shares which are not owned by a seller with the expectation that the market price of the shares will decline in value after the sale. See “Investment Agreement” for more information concerning the Investment Agreement.

The price of the common stock is based on trading prices, so there is no guarantee that the price at which you have purchased your shares will remain the same.  A significant decrease in the price of our shares could result in the loss of your investment.

The offering price of the company shares has been determined by the Company, is based on the average closing price for the common stock during the previous five trading days prior to the sale, and bears no relationship to the Company’s assets, book value, potential earnings or any other recognized criteria of value.

The trading in the Company shares will be regulated by Securities and Exchange Commission Rule 15g-9 which established the definition of a “penny stock.”   The effective result is that fewer purchasers are qualified by their brokers to purchase its shares, and therefore a less liquid market for the investors to sell their shares.  Therefore, you may have a difficult time selling your shares, or you may not be able to sell your shares at all, which could result in the loss of your investment.

The shares being offered are defined as a penny stock under the Securities and Exchange Act of 1934, and rules of the Commission.  The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with spouse), or in transactions not recommended by the broker-dealer.  For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale.  In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission.  Consequently, the penny stock rules may make it difficult or impossible for you to resell any shares you may purchase.

(8)

You will incur immediate and substantial dilution of the price you pay for your shares, which could affect the overall monetary value of your shares.  If the value of your shares significantly decreases, you could lose your investment.

Any investment you make in these shares may result in the immediate and substantial dilution of the net tangible book value of those shares from the price you pay for them, based upon the net tangible book value of the shares as it relates to the closing price for the five trading days prior to your purchase.

We may never pay dividends to shareholders, which could reduce the monetary gain you may realize on your investment.

We have not declared or paid any cash dividends or distributions on our capital stock.  We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant.  There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.  If the Company does not pay dividends, the Company’s common stock may be less valuable because a return on an investor’s investment will only occur if the Company’s stock price appreciates.

RISKS RELATED TO OUR COMMON STOCK:

The public trading market for our common stock is volatile and may result in higher spreads in stock prices, which may limit the ability of our investors to sell their shares of our common stock at a profit, if at all.

Our common stock trades in the over-the-counter market and is quoted on the OTC Pink tier of the OTC Markets Group, Inc. The over- the-counter market for securities has historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations may adversely affect the market price of our common stock and result in substantial losses to our investors. In addition, the spreads on stock traded through the over-the-counter market are generally unregulated and higher than on national stock exchanges, which means that the difference between the price at which shares could be purchased by investors in the over-the-counter market compared to the price at which they could be subsequently sold would be greater than on these exchanges. Significant spreads between the bid and asked prices of the stock could continue during any period in which a sufficient volume of trading is unavailable or if the stock is quoted by an insignificant number of market makers. Historically, our trading volume has been insufficient to significantly reduce this spread and we have had a limited number of market makers insufficient to affect this spread. These higher spreads could adversely affect investors who purchase the shares at the higher price at which the shares are sold, but subsequently sell the shares at the lower bid prices quoted by the brokers. Unless the bid price for the stock exceeds the price paid for the shares by the investor, plus brokerage commissions or charges, the investor could lose money on the sale. For higher spreads such as those on over-the-counter stocks, this is likely a much greater percentage of the price of the stock than for exchange listed stocks. There is no assurance that at the time an investor in our common stock wishes to sell the shares, the bid price will have sufficiently increased to create a profit on the sale.

We do not know whether a market for our common stock will be sustained or what the market price of our common stock will be and as a result it may be difficult for you to sell your shares of our common stock.

Although our common stock now trades on the OTC Pink Tier of the OTC Markets Group, Inc. an active trading market for our shares may not be sustained. It may be difficult for our stockholders to sell their shares without depressing the market price for our shares or at all. As a result of these and other factors, our stockholders may not be able to sell their shares. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or subscriptions by using our shares of common stock as consideration. If an active market for our common stock does not develop or is not sustained, it may be difficult for our stockholders to sell shares of our common stock.

The market price for our common stock may fluctuate significantly, which could result in substantial losses by our investors.

The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

● the outcomes of potential future patent litigation;

● our ability to monetize our future patents;

● changes in our industry;

● announcements of technological innovations, new subscriptions or subscription enhancements by us or others;

● announcements by us of significant strategic partnerships, out-licensing, in-licensing, joint ventures, acquisitions or capital commitments;

● changes in earnings estimates or recommendations by security analysts, if our common stock is covered by analysts;

● investors’ general perception of us;

● future issuances of common stock;

● the addition or departure of key personnel;

● general market conditions, including the volatility of market prices for shares o technology companies, generally, and other factors, including factors unrelated to our operating performance; and

● the other factors described in this “Risk Factors” section.

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These factors and any corresponding price fluctuations may materially and adversely affect the market price of our common stock and result in substantial losses by our investors.

Further, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations in the past. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock.

Price volatility of our common stock might be worse if the trading volume of our common stock is low. In the past, following periods of market volatility, stockholders have often instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and attention of management from our business, even if we are successful. Future sales of our common stock could also reduce the market price of such stock.

Moreover, the liquidity of our common stock is limited, not only in terms of the number of shares that can be bought and sold at a given price, but by delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us, if any. These factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for our common stock. In addition, without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate its investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.

Our common stock is a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules generally apply to companies whose common stock is not listed on The NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, it could create a circumstance commonly referred to as an “overhang,” in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The interests of our controlling stockholders may not coincide with yours and such controlling stockholder may make decisions with which you may disagree.

As of December 21, 2017, Mr. Falcones owns 101,629,371 registered shares of common stock. At present, Mr. Falcones is the highest owner of registered common stock. Mr. Falcones owns 2% of the Company’s registered common stock and currently maintains voting control of the Company. Additionally, Mr. Falcones owns 75 million preferred shares that have special or super voting rights where one preferred share vote is equal to 100 common stock vote as well as the authority to appoint directors and Company officers without shareholder approval. Mr. Falcones’ shares of preferred stock cannot be converted into common stock. As a result, our controlling stockholder control substantially all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company and make some future transactions more difficult or impossible without the support of Mr. Falcones. Mr. Falcones’ interest may not coincide with our interests or the interests of other stockholders.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have research coverage by securities and industry analysts and you should not invest in our common stock in anticipation that we will obtain such coverage. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

We are subject to financial reporting and other requirements that place significant demands on our resources.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational, internal audit and accounting resources. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price. Moreover, effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.

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DESCRIPTION OF SECURITIES

Common Stock

The Company’s authorized capital stock consists of 6,900,000,000 shares of common stock, par value $0.00001 per share. The holders of Company common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by its Board of Directors; (ii) are entitled to share in all of its assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of its affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.  As of the date of this Prospectus, there are 4,376,418,183 shares of our Common issued and outstanding.

Preferred Stock

The Company’s authorized capital stock consists of 75,000,000 shares of preferred stock, par value $0.0001 per share. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series has been established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of the preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we have issued 75,000,000 shares of preferred stock that remain in the custody and control of Mr. Falcones. Those shares of preferred stock allow Mr. Falcones to have special or super voting rights where 1 share of preferred stock is equal to 100 votes of common stock shares. Moreover, the preferred shares allow Mr. Falcones to appoint officers and directors without shareholder approval. The preferred shares cannot be converted into common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of the below described experts or counsel have been hired on a contingent basis and none of them will receive a direct or indirect interest in the Company.

The audited financial statements and the related statements of operations, stockholders’ equity and cash flows for the years ended October 31, 2016 and 2015, included in this prospectus have been audited by M&K CPAS, PLLC, an Independent Registered Public Accounting Firm.  Included are the financial statements in reliance on their report, given upon their authority as experts in accounting and auditing.

The Chonillo Law Group, LLC, located at 2525 Ponce de Leon Blvd, STE 300, Coral Gables, FL. 33134 (786) 441-5234 , has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering.

DESCRIPTION OF OUR BUSINESS

Executive Summary

VIVA Entertainment Group is a global entertainment and technology company connecting content owners and video distributors to deliver premium content on any smart device with a screen.

VIVA is a Service Provider With an OTT System through which television services are delivered using the Internet, instead of being delivered through traditional terrestrial, satellite signal and cable television formats. Viva, your entertainment partner, provides subscribers access to the content they want anywhere, anytime.

Viva provides subscribers access to the content they want anywhere, anytime. With a Wi-Fi connection our customers can watch Live TV from around the world, TV shows, premium channels, as well as movies on demand, Tele-video conference and many other interactive features. Independent and Major film studios, television networks, Telecoms, Cable Companies, and emerging ISPS partner with Viva for enhanced capabilities in multi- platform video distribution.

Viva is the only true end-to-end provider of premium content technology services, VIVA looks to license and deliver to traditional and OTT distributors across the world.

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Principal subscriptions

Background:

Internet Protocol Television (IPTV/OTT) is a system through which television services are delivered using the Internet protocol suite over a network such as the Internet, instead of being delivered through traditional terrestrial, satellite signal, and cable television formats

IPTV services may be classified into three main groups: 1) Live television, with or without interactivity related to the current TV show; 2) Time-shifted television: catch-up TV (replays a TV show that was broadcast hours or days ago), start over TV (replays the current TV show from its beginning); 3) Video On Demand (VOD): browse a catalog of videos, not related to TV programming.

A Content Delivery Network (CDN) is an interconnected system of computers on the Internet that provides Web content rapidly to numerous users by duplicating the content on multiple servers and directing the content to users based on proximity. CDNs are used by Internet Service Providers (ISPs) to deliver static or dynamic Web pages but the technology is especially well suited to streaming audio, video, and Internet Television ( IPTV ) programming Over-The-Top (OTT) content, describes broadband delivery of video and audio without a multiple system operator being involved in the control or distribution of the content itself. Consumers can access OTT content through internet-connected devices such as PCs, laptops, tablets, smart phones including iPhones and Droid phones, set-top boxes, Smart TVs and gaming consoles.

The VIVA PLATFORM:

VIVA’s subscription offering, provides the components and systems to build up a CDN and along with Viva Middleware (the heart of the system), allows the provision of IPTV (Live and VOD) and other value added services, no matter the type of network (managed or unmanaged) or the number of subscribers.

VIVA Middleware:

Viva is an Interactive TV Middleware, a multi service delivery platform (MSDP), providing converged and interactive IPTV services for the ISP, Telco, Cable and Campus/Hospitality market. The Viva platform enables end users to enjoy rich multimedia services any time - any place. Services can be delivered over IP, DVB-C/T/S or 3G/4G access networks using several different devices in managed network or Over The Top, via open Internet. In addition, Viva’s innovative approach enables third parties to develop attractive first or second screen applications on different devices like PC, mobile phones, tablets, Smart TV sets or various STB devices.

The VIVA Competitive Edge:

The Viva platform represents the heart of the IPTV ecosystem, enabling service providers to accomplish attractive visual and functional differentiation of their IPTV service. Agile development allows service providers quick response to competitive market conditions. Viva's main competitive advantages are field proven application platform, platform openness and flexibility, unique bouquet of IPTV converged multimedia services and customizable, responsive and graphics-rich user interface. Pay as you grow approach enables service providers to start slowly and extend the system according to the actual growth of the subscriber base. The Viva platform comes with comprehensive system management module, which enables total control over operational parameters and central customer, device and service provisioning. Viva enables the service provider to manage its video, audio and information assets and to offer these assets within reliable and compelling platform. It offers a rich information support for Live TV service with customizable channel list and e-program guide in various shapes. TV channel recording functionality is available in various flavors to satisfy user's needs and lifestyle: program recording, Time-shifting, Pause Live TV and Instant TV recording. Viva Middleware is offered as a standalone solution, as the most important building block for the complete end to end IPTV solution, whether in the multicast, DVB or Over the Top environment.

Viva's IPTV solution is based on the best of breed components and solutions from the leading vendors in the IPTV world that have been proven in many wide and varied cases and environments in the past. End-2-End solution designed by Viva is based on the Open Standards Systems and Standards adopted in the DVB and IP world.

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Distribution

Our company operates three main specific segments of business.  These are the following:  (1) Broadcast and Digital Content Syndication to media distribution affiliated companies; (2) Direct-To-Consumer content subscription and on demand content services; (3) Consumer Electronic Subscription Sales that are company branded and sold to engaged customers on our owned and/or affiliated media platforms to ensure an enhanced audience participation experience.  Each are dependent on some common variables including brand recognition and reinforcement, ability to adequately market our services, and the continued use of available technology tools to enable efficient growth and management of the business.  We operate and derive revenues for the aforementioned areas of businesses mentioned herein as follows:

(1) Broadcast and Digital Content Syndication:

a.     This business relies on the continued increase of content offerings into the marketplace offered to media companies in both the broadcast and digital media space

b.     There’s a heavy reliance factor on the levels of audience, customer engagements, and ratings that determine the levels of participation that our content has

c.      The successful sale of advertising associated with our syndicated content depends to the aforementioned levels of active consumer engagements with our media affiliated partners

d.     Part of the business model is to license the content to these media entities that become our content affiliates

e.     The company derives revenue from the sale of advertising offerings that are directly associated with the content subscription being syndicated to these media affiliated entities

(2) Direct-To-Consumer Content Subscription and On Demand Content Services:

a.     This business relies on the successful completion and launch of our company’s own content software application.

b.     The application branded as, “Oi2” is being engineered to be a full cross-platform accessible software application that will be made available on most mobile devices, media enabled set-top boxes and connected devices, as well as, other available distribution outlets in an effort to accommodate various consumer behaviors as it relates to content consumption

c.      The company has secured affiliation agreements to provide a wide offering of content subscription available to consumers including but not limited to live and linear broadcast and cable television networks, on demand prime time television shows, pay-per-view and purchase options for an estimated 7,000+ Hollywood films/movies, and hundreds of audio channels in a wide variety of genres and formats.

d.     The content subscription offerings for this business shall derive revenues from active consumer subscriptions of content, as well as, per instance or pay-per-view and on demand offerings that require the consumer to pay using a bank credit or debit card per transaction

(3)  Consumer Electronic Subscription Sales:

a.     This part of the business is based on a joint venture with third party partners under our JV with OI2

b.     The third party partner owns and controls a consumer electronics sourcing company that provides electronic consumer goods to certain retail store chains and e-commerce sales outlets

c.      The joint venture agreement allows for the company to open e-commerce stores on its own consumer directed media software applications and/or third party affiliated distribution partner platforms

d.     Revenues are derived from the sales of consumer electronics subscriptionssubscription for a revenue share of the sales (after manufacturing, sourcing, shipping, and other related expenses are accounted for).

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Growth Strategy

The company has a multifaceted approach to marketing its services and offerings.   These are mainly based on the business unit:

(1) Broadcast and Digital Content Syndication:

a.     The company engages in direct calls to prospective media affiliated partners using its in-house staff of affiliate sales and affiliate relations personnel

b.     The company markets on a regular basis most of its content offerings via industry targeted bulk email offerings or participation in industry related trade shows and sponsored events

c.      The company also brings market awareness of its content services and offerings using widely distributed press releases to known industry related trade publishers

(2) Direct-To-Consumer Content Subscription and On Demand Content Services:

a.     The company plans to utilize unsold media inventory from its broadcast and digital content syndication business to promote the Oi2 App brand awareness and content subscription offerings in an aim to drive audiences to download or seek the application in the device of their choosing

b.     The company also plans to leverage its existing relationships with industry media affiliated partners that desire to bring awareness of their own content offerings in our  App thus driving their consumer base to actively be incentive to download or seek the application in the device of their choosing

c.      The company is currently actively in deployment of a social media marketing initiative to bring awareness and drive incentives to consumers to actively download or seek the application in the device of their choosing

d.     The company is currently working with a certain increasing number of “social media influencers” or well-known talents that have been incentivized by the company to provide them with their own space to feature their branded content on our App.  As such their main task is to drive their social media followers to actively pursue their respective featured content on our App thus aiding in the increase of consumer downloads of the app and active user engagements

(3) Consumer Electronic Subscription Sales:

a.     The company plans to utilize unsold media inventory from its broadcast and digital content syndication business to promote our App Consumer Electronic Subscriptions brand awareness and content subscription offerings in an aim to drive audiences to download or seek the application in the device of their choosing

b.     The company also plans to leverage its existing relationships with industry media affiliated partners that desire to bring awareness of their own content offerings in our App Consumer Electronic Subscription thus driving their consumer base to actively be incentive to download or seek the application in the device of their choosing

c.      The company is currently actively in deployment of a social media marketing initiative to bring awareness and drive incentives to consumers to actively download or seek the application in the device of their choosing

Competition, competitive position in the industry, and methods of competition

We believe that our key competitive advantages are:

(1) Our ability to produce high quality yet low cost content on a high volume basis

(2) Ongoing industry relations with key companies and their respective executives to facilitate increase of affiliate relations

(3) Tenure in the marketplace with key advertising clients

(4) Certification as a minority-majority owned media company through our OI2 Venture

(5) Upgrading our technology at all times

Patents and Intellectual Property/Trademarks/Licenses/Franchises

We do not currently own any patents.  We will apply for certain patents in the near future in respects to a proprietary content delivery and monetization platform that we have been developing.  We currently own two major trademarks through our JV. One is the exclusive use of the “Oi2” name.  The second is our faith and family friendly content brand known as, “ALMA.”  We are not a party to any license, royalty or franchise agreements at this time.

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Research and Development

Since our inception, we have been actively investing in software and technology solutions that will enable better content deployment efficiencies, best practices for the sale of advertising, and increase of our integrity and accountability to our advertising clients.

Employees and Employee Agreements

The officers and directors of the company come with a long encompassing history and resume of management in media related ventures.

Organization

Viva Entertainment Group Inc. is a Nevada Corporation and a Publicly Traded Company.

DESCRIPTION OF PROPERTY

The Company’s operations are currently being conducted out of the Company’s offices located at 2525 Ponce de Leon Blvd, Suite 300, Coral Gables, Florida 33134. The Company’s office space is being rented for a price of $4,000 per month.  The Company considers the current principal office space to be adequate and will reassess its needs based upon the future growth of the Company.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently aware of legal proceedings that are ongoing, however, at present we do not believe it will have a material adverse effect on our business, financial condition or operating results.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information.

Public Market for Common Stock

Our common stock, par value $.00001 per share (the “Common Stock”), is currently quoted on the OTC Pink under the symbol “OTTV”. The OTC Pink is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter, or the OTC, equity securities. An OTC Pink equity security generally is any equity that is not listed or traded on a national securities exchange. The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTC Pink quotation service. These bid prices represent prices quoted by broker-dealers on the OTC Pink quotation service. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Price range of common stock

	High Close	Low Close

Fiscal Year Ended October 31, 2015
1st Quarter	$.1		$.1
2nd Quarter	$.1		$.1
3rd Quarter	$.065		$.065
4th Quarter	$.05		$.05

Fiscal Year Ended October 31, 2016
1st Quarter	$.045	$	..045
2nd Quarter	$.1		$.1
3rd Quarter	$.07		$.07
4th Quarter	$.0084		$.0042

The market price of our common stock will be subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

Holders of Common Stock

We have 62 record holders of our common stock as of November 27, 2017.

Dividends

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion and development of our business.

Securities Authorized for Issuance under Equity Compensation Plans.

On December 17, 2017, the Company filed an S-8 registration for an employee stock option plan. At present, the registration is active once filed and is currently in use by the Company as an incentive to issue common stock upon exercise of options to employees, directors, officers, consultants, advisors and other persons associated with the Company pursuant to the Stock Plan. Moreover, according to the Stock Plan, common stock may be issued and the beneficiary will have the ability to use his or her shares immediately, without the usual 6-month restriction. The plan was approved by the Board of Directors of the Company and is intended to provide a method whereby the Company may be stimulated by the personal involvement of its employees, directors, officers, consultants, advisors and other persons in the Company’s business and future prosperity, thereby advancing the Company’s interests and all of its shareholders. A copy of the Stock Plan has been filed with the SEC.

Registration Rights

We have not granted registration rights to any shareholders or to any other persons.

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Penny Stock Rules

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

a.	contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading;

b.	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;

c.	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;

d.	contains a toll-free telephone number for inquiries on disciplinary actions;

e.	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

f.	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

a.	the bid and offer quotations for the penny stock;

b.	the compensation of the broker-dealer and its salesperson in the transaction;

c.	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

d.	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Reports

The Company is currently subject to certain reporting requirements and will file with the SEC annual reports including annual financial statements, certified by the Company’s independent accountants, and un-audited quarterly financial statements in its quarterly reports filed electronically with the SEC. All reports and information filed by the Company can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

Worldwide Stock Transfer, LLC. located at One University Plaza, Suite 505, Hackensack, NJ 07601 Phone: (201) 820-2008, has been appointed as the Company’s stock transfer agent.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SELECTED FINANCIAL DATA

You should read the following discussion and analysis of our financial condition and results of operations together with the section entitled “Selected Financial Data” and our financial statements and related notes included elsewhere in this Information Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Information Statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those described below. You should read the “Risk Factors” section of this Information Statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Viva Entertainment Group Inc. (the “Company”) is a business that develops and markets Viva Entertainment’s over the top (IPTV/OTT) application for connected TV’s, desktop computers, tablets, and smart phones. The Company is based in Briarwood, New York.

We were incorporated in the State of Nevada on October 26, 2009. From inception, we were originally engaged in the development of a website and also the design and development of a catalogue to sell over the counter and prescription medications, and supplements. In 2012, we undertook a change in our focus to the natural resources sector where it was engaged in the acquisition and exploration of base metals and mineral mining properties. After an unsuccessful exploration program on our mineral properties we decided to enter the market for over the top (IPTV/OTT) application for connected TV’s, desktop computers, tablets, and smart phones.

On April 5, 2016, we completed the purchase from EMS Find, Inc. (“EMS”) of Viva Entertainment Group, Inc. (“Viva Entertainment”), a Delaware corporation and a subsidiary of EMS, pursuant to a stock purchase agreement (“Stock Purchase Agreement”), and Viva Entertainment’s Chief Executive Officer, Johnny Falcones, resigned from all positions at EMS and has been elected as our sole director and President and Chief Executive Officer to manage the development and marketing of Viva Entertainment’s over the top (IPTV/OTT) application for connected TV’s, desktop computers, tablets, and smart phones.

This purchase represents a new business and industry which we operate in. Pursuant to the Stock Purchase Agreement, the Company and EMS agreed to transfer control of Viva Entertainment to the Company through the purchase from the Seller by the Purchaser of all 800 outstanding shares of stock of Viva Entertainment to the Company in exchange for the issuance to EMS of a 10% promissory note in the principal amount of $100,000, due six months from the Closing (the “EMS Note”), which represents the purchase price paid by us for Viva Entertainment.  In connection with the closing, Alexander Stanbury, our former President and Chief Executive Officer, transferred to Johnny Falcones 26,629,371 shares of restricted common stock of the Company from the shares of common stock owned by Mr. Stanbury in exchange for payment of $93,625 from the $135,000 of financing arranged with Essex Global Investment Corp. for the acquisition of the Company (the “Acquisition Financing Facility”).

On April 6, 2016, we closed on the $135,000 Acquisition Financing Facility pursuant to a securities purchase agreement, dated April 6, 2016 (the "Essex Securities Purchase Agreement"), with Essex Global Investment Corp, a Nevada corporation ("Essex"), for the sale of a convertible promissory note (the "Essex Note") in the principal amount of $145,000, with an original issue discount of $10,000.

The Essex Note, which is due on March 30, 2017, bears interest at the rate of 10% per annum. All principal and accrued interest on the Note was convertible at any time into shares of our common stock at the election of Essex at a conversion price for each share of Common Stock equal to 55%   of the lowest reported trading price of the Company’s common stock for the twenty prior trading days including the day upon which the conversion notice is received us or our transfer agent. The conversion price discount will be decreased to 45% if the Company experiences a DTC "chill" on its shares. If we are not current within ninety days from the date of the Note, the conversion discount will increase by 20%, so that the conversion price would be 35% of the trading price as calculated above.

We have the right to prepay the Essex Note during the first six months following the date of issuance of the Essex Note with a premium of up to 135% of all amounts owed to Essex, including default interest, depending upon when the prepayment is effectuated. The Essex Note may not be redeemed after 180 days.

The Essex Note contains default events which, if triggered and not timely cured, will result in default interest and penalties.   As of July 31, 2017, the Essex Note was paid in full.

On April 8, 2016, in connection with the purchase of Viva Entertainment Group, Inc., our Board of Directors authorized the issuance of an aggregate of 37,170,629 shares of common stock, comprised of 22,000,000 issued to our Founder and Chief Executive Officer (5,000,000 of which are registered in name of the wife of the CEO), 13,170,629 as common shares for consulting services to various consultants and 2,000,000 common shares as consideration for an investor entering into a share purchase agreement. An additional 500,000 common shares was issued for general corporate purposes.

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Plan of Operation

As of July 31,2017 we had a working capital deficiency of $2,604,275, had small revenues from subscription in amount of $3,000, and have an accumulated deficit of $20,127,709.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any material revenues or profits.

We have only four officers and directors. They are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, they will be responsible for the administration of the controls. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment.

Limited Operating History

There is no historical financial information about us upon which to base an evaluation of our performance. We have not generated any revenues to date. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources.

Results of Operations

Revenues

We had revenues from subscription in amount of $3,000 for the three and nine months ended July 31, 2017, compared to zero revenues during the comparative periods in 2016.

Operating Expenses

For the three and nine months ended July 31, 2017, we incurred operating expenses in the amounts of $3,399,126 and $12,898,247, respectively. We incurred operating expenses in the amounts of $1,373,239 and $2,494,258, respectively during the three and nine months ended July 31, 2016. Our operating expenses were comprised of: (i) consulting services expenses of $3,032,214 and $3,064,519 for the three and nine months ended July 31, 2017, respectively (ii) general and administrative expenses of $268,816 and $526,354 for the three and nine months ended July 31, 2017, respectively, and (iii) wage expenses of $98,096 and $9,307,374 for three and nine months ended July 31, 2017, respectively. Comparatively, our operating expenses were comprised of: (i) consulting services expenses of $791,355 and $1,771,912 for the three and nine months ended July 31, 2016, respectively (ii) general and administrative expenses of $360,346 and $410,821 for the three and nine months ended July 31, 2016, respectively, and (iii) wage expenses of $221,538 and $311,525 for three and nine months ended July 31, 2016, respectively.

Net Loss

Our net loss for the three and nine months ended July 31, 2017 was $4,748,293 and $15,374,230, respectively, compared to net losses of $1,993,665 and $3,127,542 for the three and nine months ended July 31, 2016. The increase in net loss was the result of the increase in compensation and above mentioned costs. During the three and nine months ended July 31, 2017, we also incurred losses of $855,689 and $1,106,617, respectively, on changes of the derivative liability, compared to gain of $72,940 on changes of the derivative liability during the three and nine months ended July 31, 2016. In addition, we had interest expenses of $196,155 and $1,083,053 during the three and nine months ended July 31, 2017, compared to interest expenses of $693,366 and $706,224 during the three and nine months ended July 31, 2016.

Liquidity and Capital Resources

As of July 31, 2017, we had cash of $40,615. As of October 31, 2016, we had cash of $385.

Net cash used in operating activities was $395,100 and $577,559 for the nine months ended July 31, 2017 and 2016, respectively. The net cash used in operations was principally attributable to net losses of $15,374,230 and $3,127,542 during the nine months ended July 31, 2017 and 2016, respectively, offset principally by amortization of debt discount of $1,052,477 and $95,728, amortization expense of $5,172 and $3,349, common shares issued for services of $12,279,796 and $1,916,161, increase in accounts payable by $197,618 and $39,116, and increase in accrued expenses by $205,029 and $45,189 in such same periods, respectively. Loss of settlement of debt of $289,313 and -0-, in such same periods, respectively.

Cash flows used for investing activities were $-0- during the nine months ended July 31, 2017, compared to net cash of $171,504 used in investing activities during the nine months ended July 31, 2016, which was solely as a result of the effects of the reverse merger.

Cash flows provided by financing activities were $435,330 and $763,430 for nine months ended July 31, 2017 and 2016, respectively. Positive cash flows from financing activities during the nine months ended July 31, 2017 were due primarily to proceeds from related party payable of $102,070, proceeds from sales of common stock and convertible notes in amount of $12,000 and $321,260, respectively. Positive cash flows from financing activities during the nine months ended July 31, 2016 were solely due to proceeds from convertible notes in amount of $763,430.

We have small revenues from subscription in amount of $3,000 for the three and nine months ended July 31, 2017, and have four salaried employees including Johnny Falcones, our officer and director. We currently require very limited resources but intend to hire employees and consultants in the latter part of 2017 for the Viva Entertainment operations. In due course, should we require capital for these operations, we will need to raise additional capital. There is no guarantee that we will be able to raise further capital. At present, we have not made any arrangements to raise additional capital but are diligently working on this.

If we need additional capital and cannot raise it we will either have to suspend operations until we do raise the capital or cease operations entirely. Other than as described in this paragraph, we have no other financing plans.

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Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recent Accounting Pronouncements

In March 2016, the FASB issued ASU 2016-09, Stock Compensation, which is intended to simplify the accounting for share-based payment award transactions. The new standard will modify several aspects of the accounting and reporting for employee share-based payments and related tax accounting impacts, including the presentation in the statements of operations and cash flows of certain tax benefits or deficiencies and employee tax withholdings, as well as the accounting for award forfeitures over the vesting period. The guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within that year, and will be adopted by the Company in the first quarter of fiscal 2017. The Company anticipates the new standard will result in an increase in the number of shares used in the calculation of diluted earnings per share and will add volatility to the Company’s effective tax rate and income tax expense.

Subsequent Events

 none

Stock Incentive Plan

On December 17, 2017, the Company filed an S-8 registration for an employee stock option plan. At present, the registration is active once filed and is currently in use by the Company as an incentive to issue common stock upon exercise of options to employees, directors, officers, consultants, advisors and other persons associated with the Company pursuant to the Stock Plan. Moreover, according to the Stock Plan, common stock may be issued and the beneficiary will have the ability to use his or her shares immediately, without the usual 6-month restriction. The plan was approved by the Board of Directors of the Company and is intended to provide a method whereby the Company may be stimulated by the personal involvement of its employees, directors, officers, consultants, advisors and other persons in the Company’s business and future prosperity, thereby advancing the Company’s interests and all of its shareholders. A copy of the Stock Plan has been filed with the SEC.

Plan of Operations

We plan to continue to develop our technology, increase our content offerings, and build our distribution in the following areas:

(1) Broadcast and Digital Content Syndication:

a.     This business relies on the continued increase of content offerings into the marketplace offered to media companies in both the broadcast and digital media space

b.     There’s a heavy reliance factor on the levels of audience, customer engagements, and ratings that determine the levels of participation that our content has

c.      The successful sale of advertising associated with our syndicated content depends to the aforementioned levels of active consumer engagements with our media affiliated partners

d.     Part of the business model is to license the content to these media entities that become our content affiliates

e.     The company derives revenue from the sale of advertising offerings that are directly associated with the content subscriptions being syndicated to these media affiliated entities

(2) Direct-To-Consumer Content Subscription and On Demand Content Services:

a.     This business relies on the successful completion and launch of our company’s own content software application.

b.     The application branded as, “Oi2” is being engineered to be a full cross-platform accessible software application that will be made available on most mobile devices, media enabled set-top boxes and connected devices, as well as, other available distribution outlets in an effort to accommodate various consumer behaviors as it relates to content consumption

c.      The company has secured affiliation agreements to provide a wide offering of content subscriptions available to consumers including but not limited to live and linear broadcast and cable television networks, on demand prime time television shows, pay-per-view and purchase options for an estimated 7,000+ Hollywood films/movies, and hundreds of audio channels in a wide variety of genres and formats.

d.     The content subscription offerings for this business shall derive revenues from active consumer subscriptions of content, as well as, per instance or pay-per-view and on demand offerings that require the consumer to pay using a bank credit or debit card per transaction

(3)  Consumer Electronic Subscription Sales:

a.     This part of the business is based on a joint venture with third party partners under our JV with OI2

b.     The third party partner owns and controls a consumer electronics sourcing company that provides electronic consumer goods to certain retail store chains and e-commerce sales outlets

c.      The joint venture agreement allows for the company to open e-commerce stores on its own consumer directed media software applications and/or third party affiliated distribution partner platforms

d.     Revenues are derived from the sales of consumer electronics subscription for a revenue share of the sales (after manufacturing, sourcing, shipping, and other related expenses are accounted for).

At July 31, 2017, we had $40,615 in cash.

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How We Generate Revenue

We expect to recognize revenues in accordance with the guidelines of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104 “Revenue Recognition”.

Under SAB 104, four conditions must be met before revenue can be recognized: (i) there is persuasive evidence that an arrangement exists, (ii) delivery has occurred or service has been rendered, (iii) the price is fixed or determinable, and (iv) collection is reasonably assured.

General and administrative expenses consisted of finance costs, payroll expense, subscription development expense, professional fees, software fees and support, travel, and other general and administrative overhead costs. Expenses are recognized when incurred.

Depending on the extent of our future growth, we may experience significant strain on our management, personnel, and information systems. We will need to implement and improve operational, financial, and management information systems. In addition, we are implementing new information systems that will provide better record-keeping, customer service and billing. However, there can be no assurance that our management resources or information systems will be sufficient to manage any future growth in our business, and the failure to do so could have a material adverse effect on our business, results of operations and financial condition.

Capital Expenditures

Other Capital Expenditures

We expect to incur research and development costs, as well as marketing expenses in connection with the expansion of our business.

Fiscal year end

Our fiscal year end is October 31.

Critical Accounting Policies

The Commission has defined a company’s critical accounting policies as the ones that are most important to the portrayal of our financial condition and results of operations and which require us to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the critical accounting policies and judgments addressed below. We also have other key accounting policies that are significant to understanding our results.

The following are deemed to be the most significant accounting policies affecting us.

Use of Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses in the reporting period. We regularly evaluate our estimates and assumptions related to the useful life and recoverability of long-lived assets, stock-based compensation and deferred income tax asset valuation allowances. We base our estimates and assumptions on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by us may differ materially and adversely from our estimates. To the extent there are material differences between our estimates and the actual results, our future results of operations will be affected.

Income Taxes

The Company accounts for income taxes under the provisions issued by the FASB which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company computes tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses has not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.”

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Fair Value of Financial Instruments

Pursuant to ASC No. 820, “Fair Value Measurements and Disclosures”, the Company is required to estimate the fair value of all financial instruments included on its balance sheet as of July 31, 2017 and October 31, 2016. The Company’s financial instruments consist of cash and derivative liabilities.  The Company considers the carrying value of such amounts in the financial statements to approximate their fair value due to the short-term nature of these financial instruments.

The Company adopted ASC No. 820-10 (ASC 820-10), Fair Value Measurements.  ASC 820-10 relates to financial assets and financial liabilities. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (GAAP), and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements and are to be applied prospectively with limited exceptions.

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This standard is now the single source in GAAP for the definition of fair value, except for the fair value of leased property as defined in SFAS 13. ASC 820-10 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions, about market participant assumptions, that are developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC 820-10 are described below:

•	Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•	Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•	Level 3	Inputs that are both significant to the fair value measurement and unobservable. These inputs rely on management's own assumptions about the assumptions that market participants would use in pricing the asset or liability. (The unobservable inputs are developed based on the best information available in the circumstances and July include the Company's own data.)

The following presents the Company's fair value hierarchy for those assets and liabilities measured at fair value on a non-recurring basis as of July 31, 2017 and October 31, 2016:

July 31, 2017:

	Level 1	Level 2	Level 3	Total
Convertible Notes Payable, net	$515,359	$—	$—	$316,072
Derivative Liability	1,393,168			1,444,670
Total	$1,908,527	$—	$—	$1,760,742

October 31, 2016:

	Level 1	Level 2	Level 3	Total
Convertible Notes Payable, net	$367,323	$—	$—	$367,323
Derivative Liability	1,248,689	—	—	1,248,689
Total	$1,616,012	$—	$—	$1,616,012

Recent Accounting Pronouncements

In March 2016, the FASB issued ASU 2016-09, Stock Compensation, which is intended to simplify the accounting for share-based payment award transactions. The new standard will modify several aspects of the accounting and reporting for employee share-based payments and related tax accounting impacts, including the presentation in the statements of operations and cash flows of certain tax benefits or deficiencies and employee tax withholdings, as well as the accounting for award forfeitures over the vesting period. The guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within that year, and will be adopted by the Company in the first quarter of fiscal 2017. The Company anticipates the new standard will result in an increase in the number of shares used in the calculation of diluted earnings per share and will add volatility to the Company’s effective tax rate and income tax expense.

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Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

Future Contractual Obligations and Commitment

We incur contractual obligations and financial commitments in the normal course of our operations and financing activities. Contractual obligations include future cash payments required under existing contracts, such as debt and lease agreements. These obligations may result from both general financing activities and from commercial arrangements that are directly supported by related operating activities.

As of the date of this prospectus, we have no future contractual obligations or commitments.

Off-Balance Sheet Arrangements

As of the date of this prospectus, we have not entered into any transaction, agreement or other contractual arrangement with an entity unconsolidated under which it has:

•	a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit;

•	liquidity or market risk support to such entity for such assets;

•	an obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument; or

•	an obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by, and material to us, where such entity provides financing, liquidity, market risk or credit risk support to or engages in leasing, hedging, or research and development services with us.

Inflation

We do not believe that inflation has had a material effect on our results of operations.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

There were no disagreements related to accounting principles or practices, financial statement disclosure, internal controls or auditing scope or procedure during the two fiscal years and interim periods, including the interim periods up through the date the relationship ended.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors of the Company are elected by the stockholders to a term of one year and serve until their successors are elected and qualified.  Officers of the Company are appointed by the Board of Directors to a term of one year and serve until their successors are duly appointed and qualified, or until the officer is removed from office. The Board of Directors has no nominating, auditing or compensation committees.

The name, address, age and position of the company officers and directors is set forth below:

Name and Address	Age	Position(s)
Johnny Falcones,- 143-41 84th Drive, Briarwood, NY 11435	47	Director, Chief Executive Officer
Michael Nagle - 2417 Jericho Turnpike, Suite 351, Garden City Park, NY 11040	53	Director
Anthony Hernandez - 7343 W. Sand Lake Rd., Orlando, FL 32819	45	Director

The persons named above are expected to hold said offices/positions until the next annual meeting of our stockholders. The persons named above are the company’s only officers, directors, promoters and control persons.  Below is the business experience of each above listed individual during at least the last five years:

Background Information about Our Officers and Directors

Johnny Falcones, 47, President, Chief Executive Officer, and Director. Mr. Falcones has championed numerous challenges, while de v eloping a business. One of them is the careers of Marc Anthony from its beginnings until 2001. M r. Anthony was made to be a b r and of its own. Right after Mr. Falcones developed a record label with Universal Music and Video Distribution and turned it in to a multi-million dollar label. It was five years ago when his business savvy became apparent when a friend, Mr. Alberto Gomez, and himself worked on a technology that promised to enhance the way people watch live television and entertain themselves in society today. Twenty-five years ago, Falcones was a kid from Brooklyn, who moon- lighted as a DJ while attending LaGuardia College in New York. Falcones quickly became the musical authority of NY's Latin House music scene of 90’s. It was one night at the Palladium nightclub, where he had a chance encounter with legendary music impresario Ralph Mercado, who recruited him to RMM Records. Together they globalized the Latin record industry, converting starry-eyed local vocalist Marc Anthony & India from buzz act, to icons. Within months, the budding apprentice was globe-trotting with Superstars, Celia Cruz & Tito Puente. Under Falcones’ management, these stars collected a bevy of international awards & were immortalized via ‘Hollywood Walk of Fame’ slots.

Mr. Falcones received a degree in Business from La Guardia College, New York, New York in 1991.

Michael Nagle, 53, Director has spent more than 25 years in the media business working for SONY/Columbia Records, The Box Music Network, Bloomberg LP, Playboy, FlixFling and NatureVision TV. He is Chairman & CEO of Ashling Digital, Inc. With Ashling, Michael represents Veronica Pin Up NY (with whom he co-created and co-Produced the docu-series “PINNED”), Malone Vision and LAGO Subscriptionions. In 2016, Michael was named President of GetCast, the comprehensive platform for media subscriptionion, casting professionals and actors.

From 2000-05, Michael managed Bloomberg’s television and advanced subscription development businesses. He represented Bloomberg and also worked on behalf of independent programmers with the Federal Communications Commission on both Broadcast Must-Carry regulation and also opposing A La Carte Packaging regulation. He was named one of the Digital Drivers in the Media industry by Home Media Magazine both in 2016 and 2017 for his efforts on behalf of FlixFling and Invincible Pictures Studios. Viva Entertainment Group added Michael to their Board of Directors in 2017. Michael also serves as Executive Vice President of Advertising for the Social & Interactive Media Consortium (SIMC) and consults for Vidillion on New Business Development.

Michael is a native of Manhattan. He currently lives with his wife, Jodi and two children on Long Island.

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Mr. Anthony Hernandez, 45, Director, is a seasoned executive with a specialized emphasis in Spanish Language efforts. Currently serves as CEO for Oi2, which he Co-founded and built into the largest Spanish language radio network in the U.S. Oi2's current footprint spans throughout the digital space and across territorial broadcast and digital media presence in 33 countries via a network of 1,700+ radio station affiliations and digital distribution on mobile and satellite media platforms including iHeart Radio, TuneIn, SiriusXM Satellite Radio and more.

As a premium provider of content, Oi2 operates a slate of 24x7 audio streams with a diverse menu of music, news, sports, and entertainment genres. Plus over 100+ daily marquee branded content features, talk and specialty shows. Some of the Oi2 menu of brands include CNN en Espanol; FOX Deportes; AP News en Espanol; ESPN Deportes Radio; ALMA Exitos Positivos; Escuchame Tu Show Prep Service.

Mr. Hernandez was a previous Hispanic media voice to Congressional Hispanic Caucus and FCC on advocacy for minority media interests. He Co-founded Spanish Broadcasters Association to address Hispanic issues as an advocate group before the FCC and other relevant organizations. Also serving as a member of the policy committee for the Minority Media & Telecommunications Council and as Co-Chair of the finance committee for the National Association of Multicultural Digital Entrepreneurs.

During his tenure in media related efforts he has been able to work-in, develop, and manage various efforts in most communications disciplines: Broadcast & Satellite Television and Radio; Print; Online; Mobile Media; Grass-roots/Event Marketing, and much more. Launched over 23 of the most popular radio content brands in national Spanish radio (i.e.: EXA, NFL en Espanol, E! Entertainment en Espanol, Billboard Radio en Espanol, El Cucuy, El Chulo y La Bola, etc.).

Mr. Hernandez is attributed with launching the first ever Hispanic formatted satellite radio channels on a global basis available by satellite radio to all of Europe, Asia, Africa, and Australia. Under his management some of the most popular personality driven Hispanic radio shows and branded Spanish language content have become globally syndicated. He is responsible for repurposing several marquee general market brands into Spanish language formatted radio brands and audio formats.

Corporate Governance

Audit Committee Financial Expert

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. The Board of Directors has determined that the cost of hiring a financial expert to act as a director and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee. Our Board of Directors has three members, two of whom are independent directors.

Code of Ethics

We have not adopted a code of ethics that applies to our President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer, or persons performing similar functions, because of the small number of persons involved in the management of the Company.

Compliance with Section 16 (a) of the Exchange Act

Under Section 16(a) of the Exchange Act, requires that our directors and executive officers and persons who beneficially own more than 10% of our Common Stock (referred to herein as the “Reporting Persons”) file with the SEC various reports as to their ownership of and activities relating to our Common Stock. Such Reporting Persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of the copies of the forms we have received and representations that no other reports were required, we believe that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year ended October 31, 2016.

Conflicts of Interest

None.

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EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of our named executive officers during 2014, 2015, 2016 and 2017 through the date of this Prospectus.

Summary Compensation Table

							Long-Term Compensation Payouts
		Annual Compensation

Names Executive Officer and Principal		Salary	Bonus		Other Annual Compensation	Under Options/ SARs Granted	Awards Securities Restricted Shares or Restricted Share/Units	LTIP Payouts	Other Annual Compensation
Position	Year	(US$)	(US$)		(US$)	(#)	(US$)	(US$)	(US$)

Johnny Falcones President, Chief Executive Officer, Director	2017	$150,000	15%	PPQ[1]	0	0	43,629,371	0	0
	2016	$150,000	15%	PPQ	0	0	0	0	0

Anthony Hernandez Director	2017	0	0		0	0	0	0	0
	2016	0	0		0	0	1,000,000	0

Michael Nagle Director	2017	0	0		0	0	0	0	0
	2016	0	0		0	0	1,000,000	0	0

John Sepulveda Latin American	2017	$120,000	0		0	0	500,000	0	0
	2016	$120,000	0		0	0	1,000,000	0	0

[1] PPQ: “PPQ” means Profit Per Quarter for both 2016-2017

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning equity awards as of our fiscal year end, October 31, 2017, held by our named executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

	0	0	0	0	0	0	0	0	0

DIRECTOR COMPENSATION 2016-2017

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Anthony Hernandez	0	1,000,000	0	0	0	0	1,000,000
Michael Nagle	0	1,000,000	0	0	0	0	1,000,000
Johnny Falcones	$150,000.00	43,629,371	0	0	0	15% PPQ[2]	43,629,371

[2] PPQ: “PPQ means Profit Per Quarter for 2016-2017

Option Grants. No option grants have been exercised by the executive officers named in the Summary Compensation Table.

Aggregated Option Exercises and Fiscal Year-End Option Value. There have been no stock options exercised by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards. There have been no awards made to a named executive officers in the last completed fiscal year under any LTIP.

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Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. Anthony Hernandez has been compensated in the form of an issuance of 1,000,000 shares of our common stock. Michael Nagle has been compensated in the form of an issuance of 1,000,000 shares of our common stock.

Employment Agreements

On April 15, 2016, we entered into an employment agreement with Edwin Batiz. For each of the twelve-month periods during the two-year employment period, commencing with the twelve-month period beginning on the commencement date (each such period, an "Employment Year"), we will compensate Mr. Batiz for services to be rendered by him at the per annum rate determined by the Board (the "Base Compensation"), payable in accordance with our customary payroll practices. The Base Compensation may be increased as and whenever determined in the sole discretion of the Board. Mr. Batiz shall be entitled to health insurance during his employment with us.

Year 2 2,500,000 restricted common shares

We also issued to Mr. Batiz 2,500,000 restricted common shares, upon the execution of this agreement, as fully paid and non-assessable shares restricted common stock for services rendered to us under this agreement.

On April 15, 2016, we entered into an Employment Agreement with Johnny Falcones as its Chairman and CEO. This agreement is for a period of five years, unless terminated earlier as contractually provided. Upon the execution of the Agreement, Mr. Falcones was issued Thirty Four Million Five Hundred Thousand newly issued common shares of the Company as fully paid and non-assessable. Mr. Falcones was also issued One Million Series A Preferred shares of the company, convertible into Twenty Three Million Five Hundred Thousand common shares of the Company as fully paid and non-assessable. Additionally, we will compensate Mr. Falcones for services to be rendered by him at the per annum rate of One Hundred Fifty Thousand dollars and 00/100 ($150,000) (the "Base Compensation"), payable in accordance with our customary payroll practices. In addition to his Base Compensation, Mr. Falcones shall also receive a quarterly bonus in the amount of Fifteen Percent (15%) of Company profits made quarterly. Mr. Falcones is also in control of 75 million preferred shares with special voting rights. (See Supra)

On April 20, 2016, we entered into an employment agreement with John Sepulveda. For each of the twelve-month periods during the five-year employment period, commencing with the twelve-month period beginning on the commencement date (each such period, an "Employment Year"), we will compensate Mr. Sepulveda for services to be rendered by him at the per annum rate of One hundred Twenty Thousand dollars and 00/100 ($120,000) (the "Base Compensation"), payable in accordance with our customary payroll practices. The Base Compensation may be increased as and whenever determined in the sole discretion of the Board. Mr. Sepulveda shall be entitled to health insurance during his employment with us.

Year 2 500,000 restricted common shares

Year 3 500,000 restricted common shares

Year 4 500,000 restricted common shares

Year 5 500,000 restricted common shares

We also issued to Mr. Sepulveda 1,000,000 restricted common shares, upon the execution of this agreement, as fully paid and non-assessable shares restricted common stock for services rendered to us under this agreement.

Mr. Sepulveda will also be paid a bonus upon execution of the contract. He shall receive a 5% cash bonus based on profits made quarterly.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by the Company officers, directors, and key employees, individually and as a group, and the present owners of 5% or more of its total outstanding shares. The table also reflects what the percentage of ownership will be assuming completion of the sale of all shares in this offering, which cannot be guaranteed.  The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

Common Stock

Name of Beneficial Owner	No. of Shares Before Offering	No. of Shares After Offering	Number of Securities Underlying Options That Are Unexercised	Percentage of Ownership Before Offering(1)(2)	After Offering (1)(2)(3)

Anthony Hernandez(4)	1,000,000	1,000,000	0	0.25%	0.25%
Johnny Falcones(5)	43,629,371	43,629,371	0	1%	1%
John Sepulveda(6)	1,000,000	1,000,000	0	0.25%	0.25%
Michael Nagle(7)	1,000,000	1,000,000	0	0.25%	0.25%
All Officers and Directors as a Group	47,629,371	47,629,371	0	1%	1%

(1)	All ownership is beneficial and of record, unless indicated otherwise based on shares outstanding as of the date of this Prospectus. The selling stockholders are under no obligation known to the Company to sell any shares of common stock at this time.
(2)	The Beneficial owner has sole voting and investment power with respect to the shares shown.
(3)	Assumes the sale of all shares of common stock registered pursuant to this Prospectus.
(4)	Mr. Hernandez is a member of the Board of Directors
(5)	Mr. Falcones is the current Chief Executive Officer and a Director as well.
(6)	Mr. Sepulveda oversees the Latin America Division.
(7)	Mr. Nagle is a member of the Board of Directors.

Preferred Stock

As noted Supra, the Company’s authorized capital stock consists of 75,000,000 shares of preferred stock, par value $0.0001 per share. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series has been established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of the preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we have issued 75,000,000 shares of preferred stock that remain in the custody and control of Mr. Falcones. Those shares of preferred stock allow Mr. Falcones to have special or super voting rights where 1 share of preferred stock is equal to 100 votes of common stock shares. Moreover, the preferred shares allow Mr. Falcones to appoint officers and directors without shareholder approval. The preferred shares cannot be converted into common stock.

Future Sales by Principal Stockholders

A total of 47,629,371 Common shares have been issued to the company’s officer and director and are restricted securities, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing six months after their acquisition, so long as the company is a reporting entity under the Securities Exchange Act of 1934, as amended, and pursuant to the restrictions and requirements listed in Rule 144. Any sale of these shares (after applicable restrictions expire) may have a depressive effect on the price of our common stock in any market that may develop, of which there can be no assurance.  The principal stockholders do not have any plans to sell their shares at any time after this offering is complete.

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TRANSACTIONS WITH RELATED PERSONS,

PROMOTERS AND CERTAIN CONTROL PERSONS

In connection with the acquisition of Viva Entertainment and the resignation of our former officers and directors, the Company received forgiveness of stock payable of $3,390,000 and amounts due to former CEO of $132,854. These amounts were written off prior to closing and have therefore not been included in Equity. However, the former CEO funded an additional $30,000 to the Company for working capital during the year ended October 31, 2016.

The detail composition of $384,936 in accrued wages with related parties as of July 31, 2017 is as follows: Johnny Falcones $126,840, and John Sepulveda $105,548. This accrual covered services rendered by the employees for the period from April, 2016 through July 31, 2017 less payments made to such employees during the period.

In addition, John Sepulveda funded $10,000 to the Company for working capital during the year ended October 31, 2016 which remains outstanding together with advances, net of $102,070 from the spouse of the company’s Chief Executive Officer as of July 31, 2017.

INDEMNIFICATION

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We do not currently maintain Director's and Officer's insurance, but may do so in the future. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

AVAILABLE INFORMATION

The Company has filed a registration statement on Form S-1, of which this prospectus is a part, with the U.S. Securities and Exchange Commission (the “SEC”). We are currently subject to the informational requirements of the Exchange Act and, in accordance therewith, will continue to file all requisite reports, such as Forms 10-K, 10-Q and 8-K, proxy statements, under Sec.14 of the Exchange Act, and other information as required. Such reports, proxy statements, this registration statement and other information, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of all materials may be obtained from the Public Reference Section of the SEC’s Washington, D.C. office at prescribed rates.  You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. The Company will voluntarily provide electronic or paper copies of its filings with the SEC free of charge upon request.

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FINANCIAL STATEMENTS

     The Company’s fiscal year end is October 31.  The Company will provide audited financial statements to its stockholders on an annual basis; the statements will be prepared by management and then will be audited by the independent PCAOB registered CPA firm, M&K CPAS, PLLC.  The consolidated financial statements of the Company, commencing on page F-1 are included with this prospectus.  These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US Dollars.  The financial information presented is for the fiscal years ended October 31, 2016, and for the nine month periods ended July 31, 2016 and July 31, 2017.

VIVA ENTERTAINMENT GROUP INC.
Condensed Balance Sheets

	July 31, 2017	October 31, 2016
	(Unaudited)
	( Restated )
ASSETS

Current Assets
Cash	$40,615	$385
Total Current Assets	40,615	385

Other Assets
Software, net of amortization of $12,303 and $7,131	56,250	61,422
Total Other Assets	56,250	61,422
Total Assets	$96,865	$61,807

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts Payable and Accrued Liabilities	$263,549	$189,024
Accrued Interest	71,587	43,426
Accrued Salary and Wages	384,936	148,242
Notes Payable	51,850	100,000
Related Party Payable	112,070	—
Convertible Notes Payable, net of discount	336,419	367,323
Derivative Liability	1,499,146	1,248,689
Total Current Liabilities	2,719,557	2,096,704

Stockholders’ Deficit

Common Stock (6,900,000,000 shares authorized, par value 0.00001, 3,912,154,060 and 130,166,696 shares issued and outstanding at July 31, 2017 and October 31, 2016, respectively)	39,122	1,302
Stock issuable	3,079,200	512,400
Additional paid-in capital	14,461,362	2,204,879
Accumulated deficit	(20,202,376)	(4,753,478)
Total Stockholders’ Deficit	(2,622,692)	(2,034,897)
Total Liabilities and Stockholders’ Deficit	$96,865	$61,807

The Accompanying Notes are an Integral Part of These Financial Statements

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VIVA ENTERTAINMENT GROUP INC. Condensed Statements of Operations (Unaudited)

	For the Three Months Ended July 31, 2017	For the Three Months Ended July 31, 2016	For the Nine Months Ended July 31, 2017	For the Nine Months Ended July 31, 2016
	(Restated)		(Restated)
Revenues
Subscriptions	$3,000	$—	$3,000	$—
Total Revenues	3,000	—	3,000	—

Operating Expenses
Consulting services	3,032,214	791,355	3,064,519	1,771,912
General and administrative	268,816	360,346	526,354	410,821
Wages	98,096	221,538	9,307,374	311,525
Total operating expenses	3,399,126	1,373,239	12,898,247	2,494,258

Loss from operations	(3,396,126)	(1,373,239)	(12,895,247)	(2,494,258)

Other expense
Gain on settlement of debt	(300,323)	—	(289,313)	—
Gain/(Loss) on change in derivative liability	(894,165)	72,940	(1,145,093)	72,940
Interest expense	(232,346)	(693,366)	(1,119,244)	(706,224)
Total other expense	(1,426,834)	(620,426)	(2,553,650)	(633,284)

Net Loss	$(4,822,960)	$(1,993,665)	$(15,448,897)	$(3,127,542)

Net Loss Per Common Share – Basic and Diluted	$(0.00)	$(0.02)	$(0.01)	$(0.03)

Weighted Average Number of Common Shares Outstanding	2,686,505,096	122,264,196	1,221,450,275	92,786,575

The Accompanying Notes are an Integral Part of These Financial Statements

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VIVA ENTERTAINMENT GROUP INC.
Condensed Statements of Cash Flows
For the Nine Months Ended July 31, 2017 and 2016
(Unaudited)

	2017	2016
	(Restated)
Operating Activities
Net loss	$(15,448,897)	$(3,127,542)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of intangible assets	5,172	3,349
Amortization of debt discount	1,052,784	95,728
Shares previously retired	(444)	—
Derivative expense	1,145,093	(519,620)
Loss on settlement of debt	289,313	—
Penalties incurred on unpaid debt	(120,408)	—
Common stock issued and payable for services	12,279,796	1,916,161
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	197,618	39,116
Accrued expenses	204,873	45,189
Other assets	—	(69,270)
Net Cash Used in Operating Activities	(395,100)	(577,559)
Investing Activities
Effect of reverse merger	—	(171,504)
Net Cash Used in Investing Activities	—	(171,504)
Financing Activities
Net proceeds from issuance of related party payable	102,070	—
Proceeds from sale of common stock	12,000	—
Proceeds from issuance of convertible notes	321,260	763,430
Net Cash From Financing Activities	435,330	763,430
Increase in Cash	40,230	14,367
Cash - Beginning of Period	385	—
Cash - End of Period	$40,615	$14,367
Supplemental Disclosure of Cash Flow Information
Stock issued on conversion of debt, interest and penalties	$1,100,060	$—
Derivative adjustment from debt extinguishment	10,590	—
Derivative settlement	1,459,101	—
Discount from derivative issuance	575,055	—
Stock issued for debt discount	—	100,000
Beneficial Conversion Feature	—	35,000
Stock issued for debt discount – derivative	—	1,119,560
Cash paid for:
Interest	$—	$—
Income taxes	$—	$—

The Accompanying Notes are an Integral Part of These Financial Statements

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 VIVA ENTERTAINMENT GROUP INC.

Notes to Financial Statements

NOTE 1 – NATURE OF OPERATIONS

Description of Business and History

The Company was incorporated on October 26, 2009 in the State of Nevada. The Company originally engaged in the development of a website and also the design and development of a catalogue to sell over the counter and prescription medications, and supplements. In 2012, the Company undertook a change in focus to the natural resources sector where it was engaged in the acquisition and exploration of base metals and mineral mining properties.

On April 5, 2016, the Company completed the purchase of Viva Entertainment Group, Inc. (“Viva Entertainment”), a Delaware corporation, from EMS Find, Inc. (“EMS”) pursuant to a stock purchase agreement. Viva Entertainment’s Chief Executive Officer, Johnny Falcones, was appointed as the Company’s sole director, President and Chief Executive Officer to manage the development and marketing of Viva Entertainment’s over the top (IPTV/OTT) application for connected TV’s, desktop computers, tablets, and smart phones.

Pursuant to the stock purchase agreement, the Company and EMS agreed to transfer control of Viva Entertainment to the Company through the purchase of all outstanding shares of stock of Viva Entertainment by the Company in exchange for the issuance to EMS of a 10% promissory note in the principal amount of $100,000, due six months from the Closing (the “EMS Note”), and the issuance of 22,000,000 shares of common stock to Johnny Falcones. For accounting purposes, the transaction was treated as a reverse merger since the acquired entity now forms the basis for operations and the transaction resulted in a change in control, with the acquired company electing to become the successor issuer for reporting purposes. The accompanying financial statements have been prepared to reflect the assets, liabilities and operations of Viva Entertainment Group, Inc. exclusive of Black River Petroleum since all predecessor operations were discontinued. As part of the transaction, stock payable and amounts due to former officers were forgiven, with the balances recorded as Contributed Capital. For equity purposes, additional paid-in capital and retained deficit shown are those of Viva, exclusive of Black River Petroleum. Viva had no operations prior to the quarter ended April 30, 2016.

In management’s opinion, all adjustments necessary for a fair statement of the results for the presented periods have been made.  All adjustments made were of a normal recurring nature.

Viva Entertainment Group Inc. (the “Company”) develops and markets Viva Entertainment’s over the top (IPTV/OTT) application for connected TV’s, desktop computers, tablets, and smart phones. The Company is based in Briarwood, New York.

Going Concern

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year.  Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  As of July 31, 2017, the Company has a working capital deficiency and has an accumulated deficit of $20,202,376.  The continuation of Viva Entertainment Group as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations.  These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

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NOTE 2 – RESTATEMENT OF FINANCIAL STATEMENTS

The Company has restated its un-audited financial statement for the period ended July 31, 2017 to account for a correction to convertible notes previously issued and outstanding but underreported in the previously filed financial statements. The table below highlights the material changes to the financial statements:

Balance Sheet as of July 31, 2017 –

	Balance Per Adjusted Statements	Adjustments		Balance Previously Reported

Total Assets	$96,865		-	$96,865
Convertible Notes Payable	$336,419	$20,347	(1)	$316,072
Accrued Interest	$71,587	$(156)	(2)	$71,743
Derivative Liability	$1,499,146	$54,476	(3)	$1,444,670
Total Liabilities	$2,719,557	$74,667		$2,644,890
Accumulated Deficit	$(20,202,376)	$(74,667)	(6)	$(20,127,709)

For the three months ended July 31, 2017 –

	Balance Per Audited Statements	Adjustments		Balance Previously Reported
Change Fair Value of Derivative Liability	$(894,165)	$(38,476)	(4)	$(855,689)
Interest Expense	$(232,346)	$(36,191)	(5)	$(196,155)
Net Loss	$(4,822,960)	$(74,667)		$(4,748,293)

For the nine months ended July 31, 2017 –

	Balance Per Audited Statements	Adjustments		Balance Previously Reported

Change Fair Value of Derivative Liability	$(1,145,093)	$(38,476)	(4)	$(1,106,617)
Interest Expense	$(1,119,244)	$(36,191)	(5)	$(1,083,053)
Net Loss	$(15,448,897)	$(74,667)		$(15,374,230)

1)	Change in convertible notes payable represents a correction to notes previously issued and outstanding but underreported in the previously filed financial statements.

2)	Accrued interest adjustment reflects the impact of recording the corrected convertible note payable amount.

3)	Change in derivative liability reflects the impact of recording the corrected convertible note payable amount.

4)	Change in the fair value of derivative liability reflects the impact of revaluing the derivative liability following the correction to convertible notes payable.

5)	Change in interest expense reflects amount of derivative expense recorded on the correction of the convertible note payable.

6)	Change in accumulated deficit reflects the aggregate impact of the adjustments to the company’s profit and loss for the periods presented.

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NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim information Regulation S-K. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments consisting of a normal and recurring nature considered necessary for a fair presentation have been included.  These financial statements should be read in conjunction with out audited financial statements for the year ended October 31, 2016.

Use of Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses in the reporting period. We regularly evaluate our estimates and assumptions related to the useful life and recoverability of long-lived assets, stock-based compensation and deferred income tax asset valuation allowances. We base our estimates and assumptions on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by us may differ materially and adversely from our estimates. To the extent there are material differences between our estimates and the actual results, our future results of operations will be affected.

Loss Per Common Share

The Company reports net loss per share in accordance with provisions of the FASB.  The provisions require dual presentation of basic and diluted loss per share. Basic net loss per share excludes the impact of common stock equivalents. Diluted net loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents. During a period of net loss, all potentially dilutive securities are anti-dilutive. Accordingly, for the three and nine months ended July 31, 2017 and 2016, potentially dilutive securities have been excluded from the computations since they would be anti-dilutive. However, these dilutive securities could potentially dilute earnings per share in the future.

Fair Value of Financial Instruments

Pursuant to ASC No. 820, “Fair Value Measurements and Disclosures”, the Company is required to estimate the fair value of all financial instruments included on its balance sheet as of July 31, 2017 and October 31, 2016. The Company’s financial instruments consist of cash and derivative liabilities.  The Company considers the carrying value of such amounts in the financial statements to approximate their fair value due to the short-term nature of these financial instruments.

The Company adopted ASC No. 820-10 (ASC 820-10), Fair Value Measurements.  ASC 820-10 relates to financial assets and financial liabilities. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (GAAP), and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements and are to be applied prospectively with limited exceptions.

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This standard is now the single source in GAAP for the definition of fair value, except for the fair value of leased property as defined in SFAS 13. ASC 820-10 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions, about market participant assumptions, that are developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC 820-10 are described below:

•	Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•	Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3	Inputs that are both significant to the fair value measurement and unobservable. These inputs rely on management's own assumptions about the assumptions that market participants would use in pricing the asset or liability. (The unobservable inputs are developed based on the best information available in the circumstances and July include the Company's own data.)

The following presents the Company's fair value hierarchy for those assets and liabilities measured at fair value on a non-recurring basis as of July 31, 2017 and October 31, 2016:

July 31, 2017:

	Level 1	Level 2	Level 3	Total
Convertible Notes Payable, net	$336,419	$—	$—	$336,419
Derivative Liability	1,499,146			1,499,146
Total	$1,835,565	$—	$—	$1,835,565

October 31, 2016:

	Level 1	Level 2	Level 3	Total
Convertible Notes Payable, net	$367,323	$—	$—	$367,323
Derivative Liability	1,248,689	—	—	1,248,689
Total	$1,616,012	$—	$—	$1,616,012

Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

Cash and Cash Equivalents

For purposes of the Condensed Statements of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents. As of July 31, 2017 and October 31, 2016, the Company had no cash equivalents.

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NOTE 4 – RELATED PARTY TRANSACTIONS

In connection with the acquisition of Viva Entertainment and the resignation of our former officers and directors, the Company received forgiveness of stock payable of $3,390,000 and amounts due to former CEO of $132,854. These amounts were written off prior to closing and have therefore not been included in Equity. However, the former CEO funded an additional $30,000 to the Company for working capital during the year ended October 31, 2016.

The detail composition of $384,936 in accrued wages with related parties as of July 31, 2017 is as follows: Johnny Falcones $126,840, Alberto Gomez $152,548 and John Sepulveda $105,548. This accrual covered services rendered by the employees for the period from April, 2016 through July 31, 2017 less payments made to such employees during the period.

Stock payable includes $1,929,200 to officers and directors of the company due to unissued shares earned on employment agreements.

In addition, John Sepulveda funded $10,000 to the Company for working capital during the year ended October 31, 2016 which remains outstanding together with advances, net of $102,070 from the spouse of the company’s Chief Executive Officer as of July 31, 2017.

NOTE 5 – CONVERTIBLE NOTES PAYABLE

	Principal Balance	Loan Discount	Accrued Interest
October 31, 2016	$975,100	$(607,777)	$43,426
Issued in the year	$305,450	(679,242)	—
Converted into stock or repaid	(709,896)	—	(375,888)
Amortization of debt discount	—	1,052,784	—
Interest accrued	—	—	404,049
July 31, 2017	$570,654	$(234,235)	$71,587

The Company evaluated the terms of the conversion features of its convertible debentures in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity's Own Stock and determined they are indexed to the Company's common stock and the conversion features meet the definition of a liability, and therefore bifurcated the conversion features and accounted for them as a separate derivative liability.

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NOTE 5 – CONVERTIBLE NOTES PAYABLE - CON’T

The following table summarized the convertible notes and activity in the nine months ended July 31, 2017:

For Nine Months Ended: July 31, 2017

Holders	Agreement Date	Maturity	Original Amount	Rate	Beginning Balance	Borrowings	Repayments	Conversion	Assignments	Ending Balance
Essex Global #1	4/6/2016	3/30/2017	$145,000	10%	145,000	16,218	—	(62,034)	(99,184)	—
EMS Find, Inc.	2/27/2017	3/31/2018	$100,000	10%	100,000	77,718	—	(69,923)	(53,795)	54,001
LG Capital #1	5/3/2016	5/3/2017	$78,750	10%	78,750	—	—	(77,940)	—	810
Cerberus #1	5/3/2016	5/3/2017	$78,750	10%	78,750	—	—	(39,745)	—	39,005
Green Tree #1	5/23/2016	5/23/2017	$50,000	12%	50,000	19,158	—	(69,158)	—	—
LG Capital #2	6/3/2016	6/3/2017	$78,750	10%	78,750	—	—	(26,575)	—	52,175
Cerberus #2	6/8/2016	6/8/2017	$78,750	10%	78,750	—	—	—	—	78,750
Collision Capital, LLC #1	7/1/2016	7/1/2017	$110,000	12%	110,000	92,523	—	(172,523)	—	30,000
Green Tree #2	7/1/2016	7/1/2017	$50,000	12%	50,000	—	—	(10,112)	(10,000)	29,888
Essex Global #2	7/19/2016	7/19/2017	$37,100	10%	37,100	—	—	(37,100)	—	—
DBL Group, Inc.	8/1/2016	8/1/2017	25,000	8%	25,000	25,000	—	(24,960)	(25,000)	40
Robert Rico	8/1/2016	8/1/2017	$25,000	8%	25,000	—	—	—	(25,000)	—
CrossOver Promotions	8/2/2016	8/2/2017	$35,000	8%	35,000	—	—	—	(35,000)	—
Hector Cruz	8/5/2016	8/5/2017	$25,000	8%	25,000	—	—	—	(15,000)	10,000
Collision Capital, LLC #2	8/4/2016	8/4/2017	$25,000	12%	25,000	10,499	—	(35,499)	—	—
Crown Bridge Partners	9/7/2016	9/7/2017	$45,000	8%	45,000	—	—	(45,000)	—	—
Mercedes Benitez	8/15/2016	8/15/2017	$13,000	8%	13,000	—	—	—	(13,000)	—
Green Tree #3	8/4/2016	8/4/2017	$25,000	12%	25,000	—	—	—	—	25,000
Green Tree #4	9/12/2016	9/12/2017	$50,000	12%	50,000	—	—	(42,500)	—	7,500
GPL Ventures	1/25/2017	7/25/2017	$36,000	12%	—	—	(34,764)	(1,236)	36,000	—
Power Up Lending Group	1/3/2017	11/10/2017	$28,000	8%	—	42,000	—	(42,000)	—	—
Educational Group	1/26/2017	1/26/2018	$20,000	8%	—	51,500	—	(71,500)	20,000	—
Macro Services	1/26/2017	1/26/2018	$10,000	8%	—	26,050	—	(36,050)	10,000	—
L&H	1/2/2017	1/2/2018	$34,184	8%	—	1,000	—	(45,184)	44,184	—
Emerald Coast	1/27/2017	1/27/2018	$15,000	8%	—	—	—	(15,000)	15,000	—
GreenTree #5	10/28/2016	10/28/2017	$15,000	8%	—	—	—	(15,000)	15,000	—
Ke Li	10/28/2016	10/28/2017	$10,000	8%	—	—	—	(10,000)	10,000	—
Williams Holding Corp	3/1/2017	3/1/2018	$25,000	8%	—	—	—	(9,950)	25,000	15,050
Biz Development #1	3/20/2017	3/20/2018	$28,000	8%	—	12,300	—	(27,465)	28,000	12,836
Howard Schraub	3/27/2017	3/27/2018	$53,795	8%	—	8,890	—	(53,750)	44,860	—
Global Opportunity	6/30/2017	6/30/2017	$8,935	8%	—	—	—	(8,935)	8,935	—
George Harrison	3/15/2017	3/15/2018	$5,000	12%	—	5,000	—	—	—	5,000
Chonillo Law Group	5/2/2017	11/2/2017	$50,000	8%	—	50,000	—	—	—	50,000
Biz Development #2	5/5/2017	10/5/2017	$32,500	12%	—	32,500	—	—	—	32,500
Collision Capital #3	5/22/2017	5/22/2018	$40,000	15%	—	40,000	—	—	—	40,000
GreenTree #6	5/22/2017	5/22/2018	$40,000	15%	—	40,000	—	—	—	40,000
Integrated Ventures (EMS)	7/5/2017	7/5/2018	$50,000	10%	—	50,000	—	—	—	50,000
Howard Schraub #2	7/24/2017	7/24/2018	$45,760	10%	—	45,760	—	—	—	45,760
Howard Schraub #3	7/24/2017	7/24/2018	$36,000	10%	—				36,000	36,000
					1,085,100	771,306	(57,884)	(1,049,138)	17,000	766,384

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NOTE 5 – CONVERTIBLE NOTES PAYABLE - CON’T

During the quarter ended July 31, 2017, the Company issued a total of $258,260 in new convertible debt, as follows:

Name	Date	Maturity Date	Amount	Rate
Chonillo Law Group	5/2/2017	11/2/2017	$50,000	8%
Biz Development #2	5/5/2017	10/5/2017	$32,500	12%
Collision Capital #3	5/22/2017	5/22/2018	$40,000	15%
GreenTree #6	5/22/2017	5/22/2018	$40,000	15%
Integrated Ventures (EMS)	7/5/2017	7/5/2018	$50,000	10%
Howard Schraub #2	7/24/2017	7/24/2018	$45,760	10%

The difference between the value of the derivative on the date of issuance and the note amounts is recorded as interest expense.

ASC 815 requires assessment of the fair market value of derivative liability at the end of each reporting period and recognition of any change in the fair market value as other income or expense.

Changes in Derivative Liabilities were as follows:

October 31, 2016	$1,248,689
Issuance of derivative	575,055
Conversion into stock or assignment	(1,459,101)
Extinguishment of debt	(10,590)
Change in fair value	1,145,093
July 31, 2017	$1,499,146

NOTE 6 – NOTES PAYABLE

Pursuant to the Stock Purchase Agreement, the Company issued to EMS a promissory note in the principal amount of $100,000, due six months from the Closing, which represents the purchase price paid by the Company for Viva Entertainment. All principal and interest was converted into common stock during the quarter ended April 30, 2017.

In addition, John Sepulveda, a related party of the Company, funded $10,000 to the Company for working capital during the year ended October 31, 2016 which remains outstanding together with advances, net of $102,070 from the spouse of the company’s Chief Executive Officer as of July 31, 2017. Both notes were due on demand with interest at a rate of 8% per annum.

NOTE 7 - COMMON STOCK

During the three months ended July 31, 2017 the Company had the following common stock transactions:

•	44,350,000 shares previously issued on the conversion of notes payable were cancelled due to change in broker services. These will be reissued during the period ended October 31, 2017.

•	2,685,261,047 shares issued on the conversion of debentures payable (see Note 4).

Each of these issuances was made pursuant to an exemption from registration under Rule 144 of the Securities Act of 1933.

NOTE 8 – STOCK ISSUABLE

Common stock issuable consists of shares payable under employment contracts with officers of the Company valued at $1,929,200 and a consulting contract valued at $1,150,000. Common stock issuable was $3,079,200 and $512,400 as of July 31, 2017 and October 31, 2016.

NOTE 9 – SUBSEQUENT EVENTS

In October 2017, the Company entered into an exchange agreement with Williams Holding Corp. pursuant to which 60,000,000 shares of common stock were issued in exchange for the cancellation of a $25,000 note payable previously issued to Robert Rico on August 1, 2016 for services and later assigned to Williams Holding.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Cautionary Notice Regarding Forward Looking Statements

The information contained in Item 2 contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this report. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report.

This filing contains a number of forward-looking statements which reflect management’s current views and expectations with respect to our business, strategies, subscriptions, future results and events, and financial performance. All statements made in this filing other than statements of historical fact, including statements addressing operating performance, events, or developments which management expects or anticipates will or may occur in the future, including statements related to distributor channels, volume growth, revenues, profitability, new subscriptions, adequacy of funds from operations, statements expressing general optimism about future operating results, and non-historical information, are forward looking statements. In particular, the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements, and their absence does not mean that the statement is not forward-looking. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below. Our actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated, or implied by these forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect any future events or circumstances.

Readers should not place undue reliance on these forward-looking statements, which are based on management’s current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including those described below), and apply only as of the date of this filing. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks to be discussed in our Annual Report on form 10-K and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Overview

Viva Entertainment Group Inc. (the “Company”) is a business that develops and markets Viva Entertainment’s over the top (IPTV/OTT) application for connected TV’s, desktop computers, tablets, and smart phones. The Company is based in Briarwood, New York.

We were incorporated in the State of Nevada on October 26, 2009. From inception, we were originally engaged in the development of a website and also the design and development of a catalogue to sell over the counter and prescription medications, and supplements. In 2012, we undertook a change in our focus to the natural resources sector where it was engaged in the acquisition and exploration of base metals and mineral mining properties. After an unsuccessful exploration program on our mineral properties we decided to enter the market for over the top (IPTV/OTT) application for connected TV’s, desktop computers, tablets, and smart phones.

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On April 5, 2016, we completed the purchase from EMS Find, Inc. (“EMS”) of Viva Entertainment Group, Inc. (“Viva Entertainment”), a Delaware corporation and a subsidiary of EMS, pursuant to a stock purchase agreement (“Stock Purchase Agreement”), and Viva Entertainment’s Chief Executive Officer, Johnny Falcones, resigned from all positions at EMS and has been elected as our sole director and President and Chief Executive Officer to manage the development and marketing of Viva Entertainment’s over the top (IPTV/OTT) application for connected TV’s, desktop computers, tablets, and smart phones.

This purchase represents a new business and industry which we operate in. Pursuant to the Stock Purchase Agreement, the Company and EMS agreed to transfer control of Viva Entertainment to the Company through the purchase from the Seller by the Purchaser of all 800 outstanding shares of stock of Viva Entertainment to the Company in exchange for the issuance to EMS of a 10% promissory note in the principal amount of $100,000, due six months from the Closing (the “EMS Note”), which represents the purchase price paid by us for Viva Entertainment.  In connection with the closing, Alexander Stanbury, our former President and Chief Executive Officer, transferred to Johnny Falcones 26,629,371 shares of restricted common stock of the Company from the shares of common stock owned by Mr. Stanbury in exchange for payment of $93,625 from the $135,000 of financing arranged with Essex Global Investment Corp. for the acquisition of the Company (the “Acquisition Financing Facility”).

On April 6, 2016, we closed on the $135,000 Acquisition Financing Facility pursuant to a securities purchase agreement, dated April 6, 2016 (the "Essex Securities Purchase Agreement"), with Essex Global Investment Corp, a Nevada corporation ("Essex"), for the sale of a convertible promissory note (the "Essex Note") in the principal amount of $145,000, with an original issue discount of $10,000.

The Essex Note, which is due on March 30, 2017, bears interest at the rate of 10% per annum. All principal and accrued interest on the Note was convertible at any time into shares of our common stock at the election of Essex at a conversion price for each share of Common Stock equal to 55% of the lowest reported trading price of the Company’s common stock for the twenty prior trading days including the day upon which the conversion notice is received us or our transfer agent. The conversion price discount will be decreased to 45% if the Company experiences a DTC "chill" on its shares. If we are not current within ninety days from the date of the Note, the conversion discount will increase by 20%, so that the conversion price would be 35% of the trading price as calculated above.

We have the right to prepay the Essex Note during the first six months following the date of issuance of the Essex Note with a premium of up to 135% of all amounts owed to Essex, including default interest, depending upon when the prepayment is effectuated. The Essex Note may not be redeemed after 180 days.

The Essex Note contains default events which, if triggered and not timely cured, will result in default interest and penalties. As of July 31, 2017, the Essex Note was paid in full.

On April 8, 2016, in connection with the purchase of Viva Entertainment Group, Inc., our Board of Directors authorized the issuance of an aggregate of 37,170,629 shares of common stock, comprised of 22,000,000 issued to our Founder and Chief Executive Officer (5,000,000 of which are registered in name of the wife of the CEO), 13,170,629 as common shares for consulting services to various consultants and 2,000,000 common shares as consideration for an investor entering into a share purchase agreement. An additional 500,000 common shares was issued for general corporate purposes.

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Plan of Operation

As of July 31, 2017 we had a working capital deficiency of $2,622,692, had small revenues from subscription in amount of $3,000, and have an accumulated deficit of $20,202,376.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any material revenues or profits.

We have only four officers and directors. They are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, they will be responsible for the administration of the controls. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment.

Limited Operating History

There is no historical financial information about us upon which to base an evaluation of our performance. We have not generated any revenues to date. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources.

Results of Operations

Revenues

We had revenues from subscription in amount of $3,000 for the three and nine months ended July 31, 2017, compared to zero revenues during the comparative periods in 2016.

Operating Expenses

For the three and nine months ended July 31, 2017, we incurred operating expenses in the amounts of $3,399,126 and $12,898,247, respectively. We incurred operating expenses in the amounts of $1,373,239 and $2,494,258, respectively during the three and nine months ended July 31, 2016. Our operating expenses were comprised of: (i) consulting services expenses of $3,032,214 and $3,064,519 for the three and nine months ended July 31, 2017, respectively (ii) general and administrative expenses of $268,816 and $526,354 for the three and nine months ended July 31, 2017, respectively, and (iii) wage expenses of $98,096 and $9,307,374 for three and nine months ended July 31, 2017, respectively. Comparatively, our operating expenses were comprised of: (i) consulting services expenses of $791,355 and $1,771,912 for the three and nine months ended July 31, 2016, respectively (ii) general and administrative expenses of $360,346 and $410,821 for the three and nine months ended July 31, 2016, respectively, and (iii) wage expenses of $221,538 and $311,525 for three and nine months ended July 31, 2016, respectively.

Net Loss

Our net loss for the three and nine months ended July 31, 2017 was $4,822,960 and $15,448,897, respectively, compared to net losses of $1,993,665 and $3,127,542 for the three and nine months ended July 31, 2016. The increase in net loss was the result of the increase in compensation and above mentioned costs. During the three and nine months ended July 31, 2017, we also incurred losses of $894,165 and $1,145,093, respectively, on changes of the derivative liability, compared to gain of $72,940 on changes of the derivative liability during the three and nine months ended July 31, 2016. In addition, we had interest expenses of $232,346 and $1,119,244 during the three and nine months ended July 31, 2017, compared to interest expenses of $693,366 and $706,224 during the three and nine months ended July 31, 2016.

Liquidity and Capital Resources

As of July 31, 2017, we had cash of $40,615. As of October 31, 2016, we had cash of $385.

Net cash used in operating activities was $395,100 and $577,559 for the nine months ended July 31, 2017 and 2016, respectively. The net cash used in operations was principally attributable to net losses of $15,448,897 and $3,127,542 during the nine months ended July 31, 2017 and 2016, respectively, offset principally by amortization of debt discount of $1,052,784 and $95,728, amortization expense of $5,172 and $3,349, common shares issued for services of $12,279,796 and $1,916,161, increase in accounts payable by $197,618 and $39,116, and increase in accrued expenses by $204,873 and $45,189 in such same periods, respectively. Loss of settlement of debt of $289,313 and -0-, in such same periods, respectively.

Cash flows used for investing activities were $-0- during the nine months ended July 31, 2017, compared to net cash of $171,504 used in investing activities during the nine months ended July 31, 2016, which was solely as a result of the effects of the reverse merger.

Cash flows provided by financing activities were $435,330 and $763,430 for nine months ended July 31, 2017 and 2016, respectively. Positive cash flows from financing activities during the nine months ended July 31, 2017 were due primarily to proceeds from related party payable of $102,070, proceeds from sales of common stock and convertible notes in amount of $12,000 and $321,260, respectively. Positive cash flows from financing activities during the nine months ended July 31, 2016 were solely due to proceeds from convertible notes in amount of $763,430.

We have small revenues from subscription in amount of $3,000 for the three and nine months ended July 31, 2017, and have four salaried employees including Johnny Falcones, our officer and director. We currently require very limited resources but intend to hire employees and consultants in the latter part of 2017 for the Viva Entertainment operations. In due course, should we require capital for these operations, we will need to raise additional capital. There is no guarantee that we will be able to raise further capital. At present, we have not made any arrangements to raise additional capital but are diligently working on this.

If we need additional capital and cannot raise it we will either have to suspend operations until we do raise the capital or cease operations entirely. Other than as described in this paragraph, we have no other financing plans.

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Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recent Accounting Pronouncements

In March 2016, the FASB issued ASU 2016-09, Stock Compensation, which is intended to simplify the accounting for share-based payment award transactions. The new standard will modify several aspects of the accounting and reporting for employee share-based payments and related tax accounting impacts, including the presentation in the statements of operations and cash flows of certain tax benefits or deficiencies and employee tax withholdings, as well as the accounting for award forfeitures over the vesting period. The guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within that year, and will be adopted by the Company in the first quarter of fiscal 2017. The Company anticipates the new standard will result in an increase in the number of shares used in the calculation of diluted earnings per share and will add volatility to the Company’s effective tax rate and income tax expense.

Subsequent Events

In October 2017, the Company entered into an exchange agreement with Williams Holding Corp. pursuant to which 60,000,000 shares of common stock were issued in exchange for the cancellation of a $25,000 note payable previously issued to Robert Rico on August 1, 2016 for services and later assigned to Williams Holding.

Item 3. Quantitative and Qualitative Disclosures about Market Risk.

As a “smaller reporting company” as defined by Item 8 of Regulation S-X, we are not required to provide information required by this Item.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

We carried out an evaluation, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act (defined below)). Based upon that evaluation, our principal executive officer and principal financial officer concluded that, as of the end of the period covered in this report, our disclosure controls and procedures were not effective to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") is recorded, processed, summarized and reported within the required time periods and is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error or fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Accordingly, management believes that the financial statements included in this report fairly present in all material respects our financial condition, results of operations and cash flows for the periods presented.

Changes in Internal Controls Over Financial Reporting.

In addition, our management with the participation of our Principal Executive Officer and Principal Financial Officer have determined that no change in our internal control over financial reporting occurred during or subsequent to the three and nine months ended July 31, 2017 that has materially affected, or is (as that term is defined in Rules 13(a)-15(f) and 15(d)-15(f) of the Securities Exchange Act of 1934) reasonably likely to materially affect, our internal control over financial reporting.

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PART II – OTHER INFORMATION

Item 1. Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently aware of ongoing legal proceedings or claims that we believe will not have a material adverse effect on our business, financial condition or operating results.

Item 1A. Risk Factors.

As a “smaller reporting company” as defined by Item 8 of Regulation S-X, we are not required to provide information required by this Item.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits.

(a) Exhibits

Exhibit Number	Description
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Schema
101.CAL**	XBRL Taxonomy Calculation Linkbase
101.DEF**	XBRL Taxonomy Definition Linkbase
101.LAB**	XBRL Taxonomy Label Linkbase
101.PRE**	XBRL Taxonomy Presentation Linkbase

* In accordance with SEC Release 33-8238, Exhibit 32.1 is furnished and not filed.

** Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 29, 2017	VIVA ENTERTIANMENT GROUP INC.

/s/ Johnny Falcones
Johnny Falcones
President, Chief Executive Officer, Chief
Financial Officer and Director

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